SCHEDULE 14A

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MEASUREMENT SPECIALTIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Measurement Specialties, Inc.

1000 Lucas Way

Hampton, VA 23666

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Measurement Specialties, Inc. (the “Company,” “we,” “us” or “our”) will hold its Annual Meeting of Shareholders at the Le Meridien Dallas by The Galleria Hotel, 13402 Noel Road, in Dallas, Texas 75240 on Thursday, September 19, 2013, at 8:30 a.m. Central time. We are holding the meeting for the following purposes:

1.	To elect John D. Arnold and Frank D. Guidone to the Board of Directors, whose terms are described in the proxy statement.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2014.

3.	To approve, on an advisory basis, the executive compensation of the named executive officers.

4.	To approve the Company’s proposed 2013 Equity Incentive Plan.

5.	To approve the Company’s proposed Performance Incentive Plan.

6.	To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

Holders of record of common stock of the Company at the close of business on July 22, 2013 are entitled to vote at the meeting.

In addition to the proxy statement and proxy card, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013, which is not part of the proxy soliciting material, is enclosed.

It is important that your shares be represented and voted at the meeting. You may vote your shares by completing and returning a proxy card. Most shareholders can also vote over the internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions on the enclosed proxy card. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed proxy statement. Whichever method you choose, your vote is important, so please vote as soon as possible.

By Order of the Board of Directors,

MARK THOMSON

Chief Financial Officer and Secretary

July 29, 2013

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Measurement Specialties, Inc. (the “Company”, “we”, “us” or “our”) of proxies to be voted at our Annual Meeting of Shareholders, to be held on September 19, 2013 (the “Annual Meeting”), and at any meeting following postponement or adjournment of the Annual Meeting.

You are cordially invited to attend the Annual Meeting, which will begin at 8:30 a.m., Central time. The meeting will be held at Le Meridien Dallas by The Galleria Hotel, 13402 Noel Road, in Dallas, Texas 75240 on Thursday, September 19, 2013. Shareholders will be admitted beginning at 8:00 a.m., Central time.

We are first mailing this proxy statement and proxy card (including voting instructions) on or about August 2, 2013 to persons who were shareholders at the close of business on July 22, 2013, the record date for the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE SHAREHOLDER MEETING

TO BE HELD ON SEPTEMBER 19, 2013.

This proxy statement and annual report to shareholders, which includes the Company’s Annual Report on Form 10-K for the 2013 fiscal year, are available at www.meas-spec.com.

Our fiscal year begins on April 1 and ends on March 31. References in this proxy statement to the year 2012 or fiscal 2012 refer to the 12-month period from April 1, 2011 through March 31, 2012. References in this proxy statement to the year 2013 or fiscal 2013 refer to the 12-month period from April 1, 2012 through March 31, 2013. References in this proxy statement to the year 2014 or fiscal 2014 refer to the 12-month period from April 1, 2013 to March 31, 2014.

Proxies and Voting Procedures

Who Can Vote?

You are entitled to vote at the Annual Meeting all shares of the Company’s common stock that you held as of the close of business on July 22, 2013, the record date for the meeting. Each share of common stock is entitled to one vote with respect to each matter properly brought before the meeting.

On July 22, 2013, there were 15,726,664 shares of common stock outstanding.

In accordance with New Jersey law, a list of shareholders entitled to vote at the meeting will be available at the meeting.

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Who Is the Record Holder?

You may own common stock either (1) directly in your name, in which case you are the record holder of such shares, or (2) indirectly through a broker, bank or other nominee, in which case such nominee is the record holder.

If your shares are registered directly in your name, we are sending these proxy materials directly to you. If the record holder of your shares is a nominee, you will receive proxy materials from such record holder.

How Do I Vote?

If you are the record holder:

•	By Internet. You can vote on the Internet. The website address for Internet voting is on your proxy card, and voting is also available 24 hours a day. If you vote by Internet, you do not need to request or return your proxy card. Your vote by Internet must be received by 11:59 p.m., Eastern Daylight time, September 18, 2013. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

•	By Telephone. You can also vote your shares by telephone, by calling the toll-free telephone number on your proxy card and following the instructions. Telephone voting is also available 24 hours a day. If you vote by telephone, you do not need to request or return your proxy card. Your vote by telephone must be received by 11:59 p.m., Eastern Daylight time, September 18, 2013.

•	By Mail. If you choose to vote by mail, mark your proxy, date and sign it, and return it in the postage-paid envelope provided. Your vote by mail must be received by the close of voting at the Annual Meeting on September 19, 2013.

•	By Attending the Annual Meeting. If you attend the Annual Meeting, you can vote your shares in person.

If your stock is held by brokers, banks or other nominees:

If your common stock is held by a broker, bank or other nominee, you will receive instructions from such nominee that you must follow in order to have your shares voted.

If you plan to attend the Annual Meeting and vote in person, you will need to contact the broker, bank or other nominee to obtain evidence of your ownership of common stock on July 22, 2013.

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If you hold your shares through a broker, your shares may be voted even if you do not provide voting instructions to your broker, bank or other nominee. Under the rules governing the voting of shares held in street name, member brokers who do not receive instructions from beneficial owners are permitted to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The Company believes that the ratification of our independent registered public accounting firm is considered a routine matter. On non-routine matters, including the election of members of the board of directors and all proposals submitted to a vote of shareholders at the annual meeting other than the ratification of our independent registered public accounting firm, shares held by your broker will not be voted absent specific instructions from you. This means your shares may go unvoted and not affect the outcome if you do not specify your vote. If a broker does not receive voting instructions from a customer on non-routine matters and accordingly does not vote on these matters, this is called a broker non-vote. Broker non-votes will be counted for the purposes of establishing a quorum to conduct business at the meeting but are not counted as votes cast.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person.

How Many Votes Are Required?

A quorum is required to transact business at the Annual Meeting. We will have a quorum and be able to conduct the business of the Annual Meeting if the holders of a majority of the shares entitled to vote are present at the meeting, either in person or by proxy.

If a quorum is present, a plurality of votes cast is required to elect Directors. Thus, a Director may be elected even if the Director receives votes of less than a majority of the shares represented at the meeting. Proxies cannot be voted for a greater number of nominees than are named in this Proxy Statement. To approve the 2013 Equity Incentive Plan, the affirmative vote of a majority of the votes cast is required. To approve the Performance Incentive Plan, the affirmative vote of a majority of the votes cast is required. To ratify the appointment of our independent registered public accounting firm, the affirmative vote of a majority of the votes cast is required. To approve, on an advisory basis, the executive compensation of the named executive officers, the affirmative vote of a majority of the votes cast is required.

In the event that there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

How Are Votes Counted?

All shares that have been properly voted, and not revoked, will be voted at the Annual Meeting in accordance with the instructions given. If you sign and return your proxy card or submit your proxy via the Internet or by telephone, but do not specify how you wish your shares to be voted, your shares represented by that proxy will be voted as recommended by the Board of Directors: (1) “for” the nominees for Director, (2) “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014, (3) “for” approval, on an advisory basis, of the compensation of the named executive officers, (4) “for” the proposal to approve the 2013 Equity Incentive Plan, and (5) “for” the proposal to approve the Performance Incentive Plan.

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Proxies marked as abstaining or, with respect to the election of directors, withheld, and any proxies returned by brokers as “non-votes” on behalf of shares held in street name because beneficial owners’ discretion has been withheld as to one or more matters to be acted upon at the Annual Meeting, will be treated as present for purposes of determining whether a quorum is present at the Annual Meeting. Broker non-votes will not be counted as votes cast for or against any of the proposals at the Annual Meeting and therefore will have no effect on the outcome of such proposals. Under applicable NASDAQ rules, marked abstentions on proposal 4 (approval of the 2013 Equity Incentive Plan) or proposal 5 (approval of the Performance Incentive Plan) are considered votes cast on the matter and therefore will have the effect of a vote against the matter. Marked abstentions on the election of directors or proposals other than proposal 2 are not considered votes cast and therefore will have no effect on such matters.

How Can I Revoke My Proxy or Change My Vote?

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting in person at the meeting (attendance at the meeting will not itself revoke a proxy).

Who Will Pay the Expenses of Proxy Distribution?

The Company will pay the expenses of the preparation of the proxy materials and the solicitation of proxies. Proxies may be solicited on behalf of the Company by Directors, officers or employees of the Company, who will receive no additional compensation for soliciting, in person or by telephone, e-mail or facsimile or other electronic means. In accordance with the regulations of the Securities and Exchange Commission (the “SEC”) and NASDAQ, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of the Company’s common stock.

What Does it Mean if I Get More Than One Set of Proxy Materials?

If you receive more than one set of proxy materials, your shares are probably registered differently or are held in more than one account. Please vote all proxies to ensure that all your shares are voted. Also, unless you intend to have some of your shares registered differently than others, please have all of your accounts registered in the same name and address. You may do this by contacting our transfer agent, American Stock Transfer & Trust Company at (718) 921-8293.

ITEM 1 — ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. One class is elected each year for a term of three years.

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Two Directors will be elected at this Annual Meeting to serve for a three-year term expiring at our Annual Meeting in 2016. The Board of Directors has nominated John D. Arnold and Frank D. Guidone to serve for the term expiring at our Annual Meeting in 2016. You can find information about Messrs. Arnold and Guidone below.

The persons named in the proxy card will vote such proxy “for” the election of Messrs. Arnold and Guidone unless you indicate that your vote should be withheld. If elected, each of Messrs. Arnold and Guidone will continue in office until his successor has been duly elected and qualified, or until the earliest of his death, resignation, retirement or removal. Each of Messrs. Arnold and Guidone has indicated to the Company that he will serve if elected. We do not anticipate that either of Messrs. Arnold and Guidone will be unable to stand for election, but, if that happens, your proxy will be voted in favor of another person nominated by the Board of Directors.

The Board of Directors has determined that all of our current directors, including Messrs. Arnold and Guidone, are qualified to serve as directors of the Company. In addition to the specific business experience listed below, each of our directors has the tangible and intangible skills and attributes which we believe are required to be an effective Director of the Company, including experience at senior levels in areas of expertise helpful to the Company, a willingness and commitment to assume the responsibilities required of a Director of the Company and the character and integrity we expect of our Directors.

The Board of Directors recommends that you vote FOR the election of Messrs. Arnold and Guidone as Directors.

NOMINEES FOR A TERM EXPIRING IN 2016

John D. Arnold has been a Director since June 1995. Mr. Arnold has been in private law practice since 1988, primarily representing technology companies with relationships with Asian investors and/or manufacturers. Prior to 1988, Mr. Arnold was employed with the law firms of Wilson, Sonsini, Goodrich & Rosati in Palo Alto, California and Foley & Lardner in Milwaukee, Wisconsin. Mr. Arnold received a B.B.A. in business administration from the University of Wisconsin and a J.D. from Stanford Law School. In assessing Mr. Arnold’s qualifications to serve on the Company’s Board our Directors considered his extensive experience representing and advising companies with significant manufacturing operations in Asia and his experience in corporate finance, governance and oversight. Additionally, in his role as audit committee chairman, Mr. Arnold has brought extensive knowledge and experience in the areas of finance and accounting, which are critically important to the Company as a global and complex public company. In addition, the determination by the Company’s Board of Directors that Mr. Arnold is an Audit Committee “financial expert” lends further support to his financial acumen and qualification for serving on the Board of Directors. Age 58.

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Frank D. Guidone has served as Chief Executive Officer since June 2002 and has been a Director since December 2002. Mr. Guidone has been instrumental in the restructuring and expansion of the Company, increasing market capitalization more than tenfold.  Prior to his service with the Company, Mr. Guidone was a Managing Director/Principal of Corporate Revitalization Partners, a Dallas-based turnaround/crisis management consultancy firm, from 2000 to 2006, where he guided multiple companies through complex operational and balance sheet restructurings. Mr. Guidone has been a partner at Four Corners Capital Partners, a boutique private investment firm of which Mr. Guidone is a co-founder, since 1999, and where he retains interests in partnerships that acquired several private companies through leveraged buyouts. Prior to forming Four Corners, Mr. Guidone spent 13 years in management consulting with Andersen Consulting and George Group, Inc. Through his career, Mr. Guidone has worked with numerous solvent and insolvent companies, focusing on operational and financial restructurings. Mr. Guidone received a B.S. in mechanical engineering from The University of Texas at Austin. He is a member of the board of Port-A-Cool LLC, a private Texas-based company jointly owned by Four Corners and Rosewood Private Investments. In assessing Mr. Guidone’s qualifications to serve on the Company’s Board our Directors considered his position, history and performance as our Chief Executive Officer and his extensive experience directly managing and consulting with various manufacturing and service companies, particularly in the areas of financial and business analysis, corporate development and operational improvements through lean manufacturing. Additionally, Mr. Guidone’s leadership and strategic vision has guided the Company down a path of consistent profitability, especially during the recent economic downturn, as well as prior to the recession with the turnaround and restructuring of the Company after he became CEO. Mr. Guidone was also instrumental in building the Company organically and through acquisitions into a leading global sensor company. Mr. Guidone’s leadership experience gives him insight into business strategies, technology trends, acquisition strategy and financing, each of which represents key opportunities for the Company. Age 48.

DIRECTORS WITH A TERM EXPIRING IN 2015

R. Barry Uber has been a Director since October 2003. Since 2005, Mr. Uber has been a partner of Coastal Capital Consultants, L.L.C., an investment firm. Mr. Uber was President and Chief Operating Officer of American Commercial Lines Inc. (formerly American Commercial Barge Line), a provider of marine transportation and manufacturing services and solutions, from July 2001 to July 2003. From 1998 to 2000, he served as President and Chief Executive Officer of North American Van Lines. Prior to joining North American Van Lines, Mr. Uber served for 30 years at Ingersoll-Rand Co. Inc., a diversified commercial products manufacturer, where he held increasingly responsible executive positions, last serving as Corporate Vice President and President of the Construction Machinery Equipment Group. Mr. Uber received a B.B.A. in business administration from Penn State University where he was awarded an Alumni Fellow Award in 1996. In assessing Mr. Uber’s qualifications to serve on the Company’s Board our Directors considered his experience managing manufacturing companies, his extensive experience with mergers and acquisitions and his experience as chairman of the board of two private companies, Tread Corporation and Oneida Molded Plastics LLC. Age 68.

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Satish Rishi has been a Director since September 2005. Since April 2006, Mr. Rishi has served as Senior Vice President, Finance and Chief Financial Officer of Rambus, Inc., a designer of high-speed chip interfaces. From 2001 to April 2006, he served as Executive Vice President and Chief Financial Officer of Toppan Photomasks, Inc. (formerly DuPont Photomasks, Inc.), a global provider of photomask technology. During his career, Mr. Rishi has held senior financial management positions at semiconductor and electronics manufacturers. He served as Vice President and Assistant Treasurer at Dell Inc. from 1999 until 2001, and prior to his service at Dell, spent 13 years at Intel Corp., where he held financial management positions of increasing responsibility, both in the United States and overseas. His last position at Intel was Assistant Treasurer. Mr. Rishi received a B.S. with honors in Mechanical Engineering from Delhi College of Engineering, Delhi University, and an M.B.A. with a concentration in Finance from the Walter J. Hass School of Business, University of California, Berkeley. In assessing Mr. Rishi’s qualifications to serve on the Company’s Board our Directors considered his extensive experience in the technology products manufacturing industry, and strategic planning experience with other technology and manufacturing companies, particularly in the areas of financial and business analysis and financial planning. In his prior and current roles, Mr. Rishi has had responsibility over all aspects of business planning, financial reporting, investor relations and information technology, which experience allows him to provide oversight over our financial reporting and planning processes. In addition, the determination by the Company’s Board of Directors that Mr. Rishi is an Audit Committee “financial expert” lends further support to his financial acumen and qualification for serving on the Board of Directors. Age 53.

DIRECTORS WITH A TERM EXPIRING IN 2014

Kenneth E. Thompson has been a Director since November 2006. Since April 2011, Mr. Thompson has served as Executive Vice President, General Counsel and Corporate Secretary of Verisk Analytics, Inc., a provider of data, analytical tools and decision support services that help measure, manage and reduce risk. From October 2006 to March 2011 he served as Senior Vice President, General Counsel and Corporate Secretary of Verisk and its predecessor, Insurance Services Office, Inc. From January 1997 through September 2006, Mr. Thompson was a partner of McCarter & English, LLP, a law firm that provided legal services to the Company. Mr. Thompson received a B.A. in Political Science from the State University of New York at Stony Brook and a J.D. from Boston University School of Law. In assessing Mr. Thompson’s qualifications to serve on the Company’s Board our Directors considered his extensive experience representing and advising manufacturing and technology companies, as well as his expertise in corporate governance, evaluation, oversight, and public company reporting gained as General Counsel of a public company. Age 53.

Morton L. Topfer has been a Director since January 2002 and has been Chairman of the Board of Directors since January 2003. Mr. Topfer is Managing Director of Castletop Capital, L.P., an investment firm. He previously served at Dell, Inc., a global systems and services company, as Counselor to the Chief Executive Officer, from December 1999 to February 2002, and Vice Chairman, from June 1994 to December 1999. Mr. Topfer was a member of the Board of Directors of Dell from December 1999 to July 2004. Prior to joining Dell, Mr. Topfer served for 23 years at Motorola, Inc., where he held several executive positions, including CEO of a $5 billion segment of the company, and last served as Corporate Executive Vice President and President of the Land Mobile Products Sector. Mr. Topfer was conferred the Darjah Johan Negeri Penang State Award in July 1996 by the Governor of Penang for contributions to the development of the electronics industry in Malaysia. Mr. Topfer also served as a director for Staktek Technologies until December 31, 2005 and Advanced Micro Devices until July 2009. In assessing Mr. Topfer’s qualifications to serve on the Company’s Board our Directors considered his extensive strategic planning experience with other technology and manufacturing companies, particularly in the areas of financial and business analysis, his extensive experience with electronics manufacturing in Asia, and his experience as a board member of several other public companies, including, in addition to those listed above, Bio-Reference Laboratories, Inc., Pharmacia & Upjohn, Inc., Bally Technologies, Inc. and Autodesk, Inc, and several private companies. Mr. Topfer holds honorary doctorate degrees from Brooklyn College and Polytechnic Institute of New York. Age 76.

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ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm for Fiscal 2014

As part of the Audit Committee’s oversight of the Company’s independent registered public accountants, the Audit Committee conducted a competitive process to review the selection of the Company’s independent registered public accounting firm. Based on the results of that process, the Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014.

We are not required to have the shareholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP but may retain such independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014.

Fees Paid to Our Independent Registered Public Accounting Firm During Fiscal 2013 and Fiscal 2012

Audit Fees. The Company was billed the aggregate of $972,069 for fiscal year 2013 and $895,054 for fiscal year 2012 for professional services rendered by Ernst & Young LLP for its audit of our financial statements for such year, review of the financial statements included in our Forms 10-Q during such fiscal year, Sarbanes-Oxley related audits of internal control over financial reporting and its audit of our employee benefit plan.

Audit-Related Fees. In fiscal 2013 and 2012, the Company did not pay any fees for audit-related services rendered by Ernst & Young LLP.

Tax Fees. The Company was billed the aggregate amount of $196,137 for fiscal 2013 and $171,495 for fiscal 2012 for tax consulting services rendered by Ernst & Young LLP.

All Other Fees. In fiscal 2013 and fiscal 2012, the Company did not pay Ernst & Young LLP any other fees.

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Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by our independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval. The Audit Committee may, when applicable, form and delegate authority to subcommittees consisting of one or more members who are independent directors of the Board of Directors, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are required to be presented to the full Audit Committee at its next scheduled meeting. All audit and permissible non-audit services provided to the Company by our independent registered public accounting firm for fiscal 2013 and fiscal 2012, respectively, were pre-approved by the Audit Committee.

GOVERNANCE OF THE COMPANY

Pursuant to New Jersey law and the Company’s by-laws, the Company’s business, property and affairs are managed by or under the direction of the Board of Directors. Members of the Board of Directors are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees. We currently have six members on our Board of Directors. The Board of Directors has determined that five of its members, John D. Arnold, R. Barry Uber, Satish Rishi, Morton L. Topfer and Kenneth E. Thompson, are “independent,” as defined in the NASDAQ listing standards.

The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring Board approval, and may hold special meetings between scheduled meetings when appropriate. During fiscal 2013, the Board of Directors held three meetings, with an additional meeting in early April 2013. Each incumbent Director attended more than 75% of the total number of meetings of the Board of Directors and the Board committees of which he was a member during the period he served as a Director in fiscal 2013. The Company does not have a policy requiring all Directors to attend annual meetings of shareholders. All of the Directors then serving attended the Company’s 2012 Annual Meeting other than Satish Rishi.

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Board of Directors Leadership Structure

We separate the roles of CEO and Chairman of the Board of Directors in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the CEO and sets the agenda for Board of Directors meetings and presides over meetings of the full Board of Directors. Our CEO serves on our Board of Directors, which we believe helps the CEO serve as a bridge between management and the Board of Directors, ensuring that both groups act with a common purpose. We believe that the CEO’s presence on the Board of Directors enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all decisions by the Board of Directors.

The Role of the Board of Directors in Risk Oversight

The Board of Directors oversees the Company’s risk management process directly and through its committees. The role of the Board of Directors in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk, including operational, financial, legal and regulatory, and strategic and reputational risks. The Board of Directors (or the appropriate committee) receives these reports from senior management to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives such a report, the chairman of the relevant committee reports on the discussion to the full Board of Directors at the next meeting of the Board of Directors. This enables the Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, the Audit Committee oversees risks related to financial controls and related compliance risks, as well as discusses our policies with respect to risk assessment and risk management.

Committees of the Board of Directors

The Board of Directors has established various committees to assist it with the performance of its responsibilities. These committees and their current members are discussed below.

Audit Committee

During fiscal year 2013, the Audit Committee consisted of John D. Arnold (Chairman), Satish Rishi and Kenneth E. Thompson. All of the Audit Committee members are “independent,” as independence for audit committee members is defined in the NASDAQ listing standards, and under the heightened independence standards for audit committee members under Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has determined that all Audit Committee members have the financial sophistication and experience required by NASDAQ listing standards. The Board of Directors has also determined that Satish Rishi and John Arnold qualify as “audit committee financial experts,” as defined in Item 407(d)(5) of SEC Regulation S-K. For additional information regarding the experience and background of Mr. Rishi and Mr. Arnold, see “Item 1 – Election of Directors” above.

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During fiscal 2013, the Audit Committee met six times. The functions of the Audit Committee are described in its report, which is included in this proxy statement. The Board of Directors has adopted a written charter setting forth the functions of the Audit Committee. This charter is available to shareholders in the “Investor Relations” section on our website, www.meas-spec.com.

Compensation Committee

During fiscal 2013, the Compensation Committee consisted of R. Barry Uber (Chairman), Morton L. Topfer and Kenneth E. Thompson. In June 2013, Kenneth E. Thompson was appointed Chairman of the Compensation Committee. All of the Compensation Committee Members are “independent,” as independence for Compensation Committee members is defined in the NASDAQ listing standards.

The functions of the Compensation Committee are to (1) develop and maintain compensation policy and strategy that creates a direct relationship between pay levels and corporate performance and returns to shareholders, (2) recommend to our Board of Directors for approval, compensation and benefit plans for executive officers, (3) review and approve annually corporate and personal goals and objectives to serve as the basis for the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of the goals and, based on such evaluation, determine, or recommend to the Board of Directors for determination, the annual total compensation for our other executive officers, (4) approve the grants of stock options and other equity-based incentives to the extent provided under our compensation plans, and (5) review and recommend to our Board of Directors compensation for non-employee directors.

During fiscal 2013, the Compensation Committee met three times. The Board of Directors has adopted a written charter setting forth the functions of the Compensation Committee. This charter is available to shareholders in the “Investor Relations” section on our website, www.meas-spec.com.

Nominating Committee

During fiscal year 2013, the Nominating Committee consisted of R. Barry Uber (Chairman), Morton L. Topfer and Satish Rishi. All of the Nominating Committee members are “independent,” as independence for nominating committee members is defined in the NASDAQ listing standards. The Nominating Committee was formed to evaluate and recommend to the Board of Directors the persons to be nominated for election as Directors at any meeting of shareholders, and the persons to be elected by the Board of Directors to fill any vacancy on the Board of Directors.

During fiscal 2013, the Nominating Committee met one time. The Board of Directors has adopted a written charter setting forth the functions of the Nominating Committee. This charter is available to shareholders in the “Investor Relations” section on our website, www.meas-spec.com.

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The Nominating Committee carefully considers all Director candidates recommended by our shareholders that are timely submitted in accordance with the procedures for making such recommendations set forth herein, and the Nominating Committee does not and will not evaluate such candidate recommendations any differently from the way it evaluates other candidates. In its evaluation of each proposed candidate, the Nominating Committee considers many factors including, without limitation, the individual’s experience, character, diversity, demonstrations of judgment and ability, and financial and other special expertise. The Nominating Committee is also authorized to obtain the assistance of an independent third party to complete the process of finding, evaluating and selecting suitable candidates for director. Any shareholder who wishes to recommend an individual as a nominee for election to the Board of Directors should submit such recommendation in writing to the attention of Mark Thomson (who will forward the recommendation to the Nominating Committee) through e-mail (mark.thomson@meas-spec.com) or by mail to the Company (1000 Lucas Way, Hampton, VA 23666, Attn: Chairman of Nominating Committee), together with information regarding the experience, education and general background of the individual and a statement as to why the shareholder believes such individual to be an appropriate candidate for Director of the Company.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company encourages shareholder communications with the Board of Directors but does not have a formal process. All such communications should be sent to Frank D. Guidone through the Company’s website (www.meas-spec.com/investor/bod-message) or by mail to the Company (1000 Lucas Way, Hampton, VA 23666). Mr. Guidone will circulate communications to the other members of the Board of Directors. If the communication is directed to a particular Director, Mr. Guidone will forward the communication to that Director. The Company does not screen shareholder communications, other than for security purposes.

Compensation of Directors

For fiscal 2013, each of our non-employee directors received an annual cash retainer payable in equal quarterly installments. Effective in July 2012, the annual cash retainer was increased from $35,000 to $40,000. In addition, for fiscal 2013 service each of our non-employee directors received an annual grant on April 2, 2012 of options to purchase 6,500 shares of our common stock at an exercise price of $34.24 per share. The options were granted under the Company’s 2010 Equity Incentive Plan (as amended, the “2010 Equity Incentive Plan”) and vested on April 2, 2013. Directors who are our employees do not receive additional compensation for serving on our Board of Directors or on committees of the Board of Directors. Mr. Guidone, as President and Chief Executive Officer, is the only member of the Board of Directors who is also an employee. For fiscal 2013, directors who are not employees or full-time consultants of the Company each received compensation as follows:

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Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)		Total ($)
John D. Arnold	38,750	84,606	(2)	123,356
Satish Rishi	38,750	84,606	(3)	123,356
Kenneth E. Thompson	38,750	84,606	(4)	123,356
Morton L. Topfer	38,750	84,606	(5)	123,356
R. Barry Uber	38,750	84,606	(6)	123,356

(1)	Reflects the aggregate grant date fair value of the 6,500 stock options granted to each non-employee director on April 2, 2012 for fiscal 2013 calculated in accordance with FASB ASC Topic 718. For a more detailed discussion on the assumptions used to calculate the fair value of our options, refer to Notes 2 and 12 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013.

(2)	At March 31, 2013, Mr. Arnold held options to purchase 21,500 shares of our common stock.

(3)	At March 31, 2013, Mr. Rishi held options to purchase 26,500 shares of our common stock.

(4)	At March 31, 2013, Mr. Thompson held options to purchase 26,500 shares of our common stock.

(5)	At March 31, 2013, Mr. Topfer held options to purchase 16,500 shares of our common stock.

(6)	At March 31, 2013, Mr. Uber held options to purchase 26,500 shares of our common stock.

It is the responsibility of the Compensation Committee to review and recommend to the Board of Directors the appropriate structure and amount of Board of Directors compensation. The Board of Directors makes the final determination with respect to Board of Directors compensation. The Compensation Committee will consider whether directors’ independence may be jeopardized if director compensation exceeds customary levels, if the Company makes substantial charitable contributions to organizations with which a director is affiliated, or if the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which the director is affiliated. Under its charter, the Compensation Committee has the authority to retain third-party consultants, including compensation consultants. For fiscal 2013, the Compensation Committee did not engage a compensation consultant in connection with its recommendation of director compensation. For fiscal year 2014, each of our non-employee directors will receive an annual cash retainer of $40,000 payable in equal quarterly installments in arrears and an annual grant of options to purchase 6,500 shares of our common stock.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2013, the Compensation Committee consisted of R. Barry Uber (Chairman), Morton L. Topfer and Kenneth E. Thompson. None of the members has ever been an officer or employee of the Company or any of its subsidiaries, and none of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

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CODE OF ETHICS

The Company has adopted a Code of Ethics in accordance with SEC regulations, applicable to the Company’s Chief Executive Officer, senior financial officers and the Board of Directors. The Code of Ethics is available to shareholders in the “Investor Relations” section on our website, www.meas-spec.com.

RELATED PERSON TRANSACTIONS

The Company has adopted a policy regarding the review and approval of related person transactions. In the event that the Company proposes to enter into a related person transaction, the transaction must be reported to the Audit Committee. As provided in its charter, the Audit Committee is required to review and approve each related person transaction and any disclosures that are required by Item 404 of Regulation S-K. The Audit Committee reviews each related person transaction on a case by case basis.

For purposes of this policy, a “related person transaction” has the same meaning as in Item 404 of Regulation S-K: a transaction, arrangement or relationship (or any series of related transactions, arrangements or relationships) in which the Company is, was or will be a participant and the amount involved exceeds $120,000 and in which any “related person” has, had or will have a direct or indirect material interest.

For purposes of this policy, a “related person” has the same meaning as in Item 404 of Regulation S-K: any person who was a director, a nominee for director or an executive officer of the Company during the Company’s preceding fiscal year (or an immediate family member of such a director, nominee for director or executive officer of the Company) or a beneficial owner of more than five percent of our outstanding common stock (or an immediate family member of such owner).

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee is appointed by the Board of Directors to assist the Board of Directors in monitoring:

•	the integrity of the financial statements of the Company,

•	the independent registered public accounting firm’s qualifications and independence,

•	the performance of the Company’s independent registered public accounting firm, and

•	the compliance by the Company with legal and regulatory requirements.

The Audit Committee meets with management periodically to consider the adequacy of the Company’s internal control over financial reporting and the objectivity of its financial reporting. The Audit Committee discusses these matters with the Company’s independent registered public accounting firm and with appropriate Company financial personnel.

The Audit Committee regularly meets privately with the independent registered public accounting firm, which has unrestricted access to the Audit Committee.

The Audit Committee selects, evaluates and, where appropriate, replaces the independent registered public accounting firm, and reviews periodically their performance, fees and independence from management.

Each of the Directors who serves on the Audit Committee is “independent” for purposes of the NASDAQ listing standards, including the heightened independence standards for audit committees under the Exchange Act.

The Board of Directors has adopted a written charter setting out the audit related functions the Audit Committee is to perform and reviews the charter on a periodic basis to assure that the functions and duties of the Audit Committee will continue to conform to applicable SEC and stock exchange regulations as they may be amended or modified in the future.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal control over financial reporting. The independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the company in conformity with accounting principles generally accepted in the United States, expresses an opinion on the Company’s internal control over financial reporting and discusses with the Audit Committee any issues they believe should be raised with the Audit Committee. The Audit Committee monitors these processes, relying without independent verification on the information provided to the Audit Committee and on the representations made by management and the Company’s independent registered public accounting firm.

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This year, the Audit Committee reviewed the Company’s audited financial statements as of and for the fiscal years ended March 31, 2013 and 2012, respectively, met with management, Ernst & Young LLP, the Company’s independent registered public accounting firm for fiscal year 2013, 2012 and 2011, to discuss those financial statements and for each of the fiscal years in the three-year period ended March 31, 2013. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee received from Ernst & Young LLP the written disclosure and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. The Audit Committee also discussed with Ernst & Young LLP any matters required to be discussed by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol 1. AU 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013.

The Audit Committee approved a request for proposal for the audit of the fiscal year ending March 31, 2014, and during the Audit Committee meeting held on June 18, 2013, the Audit Committee approved the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

John D. Arnold (Chairman)

Satish Rishi

Kenneth E. Thompson

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ITEM 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described in detail under the heading “Compensation Discussion and Analysis,” the Company’s goal with respect to executive compensation is to provide a comprehensive package that is sufficient to attract, motivate and retain executives of outstanding ability, performance and potential. The Compensation Committee seeks to establish and maintain an appropriate relationship between executive compensation and the creation of shareholder value. The Compensation Committee believes that the most effective compensation program is one that provides competitive base pay, rewards the achievement of established annual and long-term goals and objectives, and provides incentives for retention. The Compensation Committee seeks a compensation program that is internally consistent and believes that pay differences among jobs should be commensurate with differences in the levels of responsibility between the Chief Executive Officer and the other named executive officers.

We urge you to read the “Compensation Discussion and Analysis” section, the Summary Compensation Table and the related compensation tables and narrative in this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the fiscal 2013 compensation of our named executive officers.

The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

Accordingly, we are asking you to vote on the adoption of the following resolution:

BE IT RESOLVED by the shareholders of Measurement Specialties, Inc., that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our shareholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers. The Board of Directors recommends that you vote FOR approval of the executive compensation of our named executive officers, as disclosed in this proxy statement.

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ITEM 4 —PROPOSAL TO APPROVE THE 2013 EQUITY INCENTIVE PLAN

Introduction

The Board of Directors recommends that our shareholders approve the Measurement Specialties, Inc. 2013 Equity Incentive Plan (the “2013 Equity Plan” or “plan”), which was adopted by the Board of Directors on July 12, 2013, subject to the approval of our shareholders at the 2013 Annual Meeting. The 2013 Equity Plan will not become effective and no awards will be granted under the plan unless it is approved by our shareholders.

The material features of the 2013 Equity Plan are described below. If approved, the 2013 Equity Plan will make 750,000 shares of common stock of the Company available for issuance to our employees, non-employee directors and other eligible participants under compensatory arrangements and incentives. The Company currently provides stock-based compensation opportunities to our employees, non-employee directors and other eligible participants through the Measurement Specialties, Inc. 2010 Equity Incentive Plan (as amended, the “2010 Equity Incentive Plan”). As of July 22, 2013, approximately 342,129 shares of common stock remain available for grant under the 2010 Equity Incentive Plan. If shareholders approve the 2013 Equity Plan, no future grants will be made under the 2010 Equity Incentive Plan.

Purpose of the 2013 Equity Plan

The 2013 Equity Plan is designed to:

•	attract, retain, motivate and provide additional incentives to our non-employee directors, officers, employees, consultants and advisors, whose contributions are essential to the growth and success of the Company;

•	enable eligible service providers to participate in the long-term growth of the Company through stock ownership;

•	motivate key personnel by means of growth-related incentives to achieve long-range goals; and

•	further the alignment of interests of plan participants with those of the shareholders of the Company through opportunities for increased stock or stock-based ownership in the Company.

Toward these objectives, the administrator of the 2013 Equity Plan may grant stock options, restricted stock awards and restricted stock units to eligible individuals on the terms and subject to the conditions set forth in the 2013 Equity Plan.

Why We Support the Proposal

The 2013 Equity Plan is key to our attracting and retaining top talent. Attracting and retaining top talent in this very competitive industry is one of our fundamental strategic imperatives. Approval of the 2013 Equity Plan will enable us to structure competitive compensation packages designed to facilitate our ability to recruit and reward the personnel necessary to carry out our business operations and strategic goals.

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The 2013 Equity Plan will be used to align the long-term interests of our employees and non-employee directors with those of our shareholders. We consider it important to maintain a strong association between compensation of our employees and our shareholders’ long-term interests. Awards under the 2013 Equity Plan are intended to provide our employees significant incentive to protect and enhance shareholder value. Likewise, as described above in this proxy statement under “Compensation of Directors,” we provide an annual stock-based incentive to our non-employee directors as a component of their compensation for services on our Board of Directors. We believe that there is an insufficient number of shares remaining available for new grants under our 2010 Equity Incentive Plan to sustain these important stock-based incentives.

Governance-related Provisions. As discussed below, the 2013 Equity Plan includes terms that reflect our strong commitment to governance measures and plan design features considered important by key institutional shareholders and proxy advisory firms.

For these reasons, we are asking you to approve the 2013 Equity Plan and thereby enable us to implement our long-term equity compensation program.

Key Features Designed to Protect Shareholders’ Interests

The 2013 Equity Plan’s design reflects our commitment to strong corporate governance and the desire to preserve shareholder value as demonstrated by the following 2013 Equity Plan features:

Independent Administrator. Our Compensation Committee of the Board of Directors, which is comprised solely of independent, non-employee directors, is the plan administrator. The Compensation Committee may delegate administrative powers to officers and employees, but all determinations regarding awards to our executive officers and non-employee directors must be made by the Compensation Committee or our Board of Directors.

No Evergreen Feature. The 2013 Equity Plan does not contain an “evergreen” provision that automatically increases the number of shares authorized for issuance under the Plan.

Limited Share Recycling. The 2013 Equity Plan does not allow for aggressive share recycling. This means that any shares surrendered to us as payment of the exercise price of an award or used to pay taxes associated with an award will not be made available under the 2013 Equity Plan for future awards. Limiting such share recycling ensures that our shareholders are asked to approve the available shares under the 2013 Equity Plan more often.

Repricing Prohibited. The 2013 Equity Plan requires that shareholder approval be obtained for any repricing, exchange or buyout of underwater awards.

No Discount Awards; Maximum Term Specified. Stock options must have an exercise price no less than the fair market value of our common stock on the date the award is granted and a term no longer than ten years.

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Per-Participant Limits on Awards. The 2013 Equity Plan limits the size of awards that may be granted during any one fiscal year to any one participant.

Performance-Based Awards. The 2013 Equity Plan permits the grant of performance-based stock awards that vest or are earned only upon the attainment of specified performance goals. The 2013 Equity Plan includes the provisions necessary to enable us to grant qualified performance-based awards which are intended to be exempt from the $1,000,000 limit on deductions for compensation paid to certain of our executive officers.

No Dividends on Performance-Based Awards unless and until Performance Goals are Met. The 2013 Equity Plan prohibits the payment of dividends or dividend equivalents on performance-based awards unless and until the applicable performance goals for such award have been met.

No Liberal Definition of Change in Control. The 2013 Equity Plan’s definition of a change-in-control transaction provides that any award benefits triggered by such a transaction are contingent upon the actual consummation of the transaction, not merely its approval by our Board of Directors or shareholders.

No Transfers for Value. Participants are not permitted to transfer awards for value under the 2013 Equity Plan.

Overview of the 2013 Equity Plan

The following summary describes the material terms of the 2013 Equity Plan. While we believe that the description covers the material terms of the 2013 Equity Plan, this summary may not contain all of the information that is important to you. You should carefully read the full text of the 2013 Equity Plan, which is attached to this proxy statement as Exhibit A, for a more complete understanding of the 2013 Equity Plan. The discussion below is qualified in its entirety by reference to Exhibit A.

The 2013 Equity Plan permits the grant of (1) incentive stock options (“ISOs”), (2) nonqualified stock options (“NQOs” and, together with ISOs, “Options”), (3) restricted stock units (“RSUs”) and (4) restricted stock awards (“RSAs” and, collectively with the Options and RSUs, “Awards”), as more fully described below. All Awards granted under the Plan are governed by separate written agreements (“Agreements”) between the participants and us.

Administration

The Board of Directors or, if the Board of Directors delegates its authority to the Compensation Committee, the Compensation Committee will administer the 2013 Equity Plan. The Compensation Committee will have at least two members who are non-employee directors and outside directors under applicable rules and regulations of the SEC and the Internal Revenue Service. The Board of Directors or the Compensation Committee will have broad authority with respect to the 2013 Equity Plan, including the power to:

•	select the persons who will be eligible for Awards;

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•	determine the amount and type of Awards to be granted to participants;

•	determine the terms and conditions of Awards to be granted to participants (not inconsistent with the provisions of the 2013 Equity Plan), including, without limitation, the applicable exercise price per share, the expiration date, the restriction period, and such other terms and conditions as may be deemed appropriate by the Board of Directors or the Compensation Committee;

•	determine and interpret the terms of Agreements;

•	determine whether the Options will be treated as ISOs or NQOs;

•	adopt procedures for carrying out the 2013 Equity Plan and to change such procedures from time to time as it deems advisable; and

•	establish performance goals, if applicable, that must be met as a condition to the payment of certain Awards.

The Board of Directors may also delegate its authority to administer the 2013 Equity Plan to our Chief Executive Officer, subject to limitations specified in the 2013 Equity Plan, applicable legal requirements and the rights and authority specified in the delegation of authority.

Share Authorization; Individual Limitations

Subject to certain adjustments, the maximum number of shares of common stock that may be issued under the 2013 Equity Plan in connection with Awards is 750,000 shares. We anticipate that the number of shares reserved for issuance under the 2013 Equity Plan will sustain our equity compensation program for approximately three years, based on our historical grant practices, future headcount and hiring projections and absent unusual circumstances or acquisitions.

There are also maximum annual limitations applicable to Awards as follows: (a) the maximum aggregate number of shares of our common stock subject to Options that may be granted in any one fiscal year to any one participant is 150,000; and (b) the maximum aggregate number of shares of our common stock subject to RSUs and RSAs that may be granted in any one fiscal year to any one participant is the fair market value (determined on the date of grant) of 75,000 shares of common stock. These per-person limits are double for new hires during the fiscal year in which such individual first commences service with the Company.

In the event that the Board of Directors or the Compensation Committee determines that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reclassification, reorganization, merger, consolidation, stock split, spin-off, combination, exchange of shares, warrants or rights offering to purchase our stock at a price substantially below fair market value, or other similar transaction affects our stock such that an adjustment is required to preserve the benefits or potential benefits intended under the Plan, the Board of Directors or Compensation Committee will adjust equitably (1) the number of shares of stock that may be awarded, (2) the number and kind of shares subject to outstanding Awards held by participants, (3) the exercise price of Awards, (4) the annual Award limits, (5) the amount and/or type of payment to be received under Awards, and (6) all other numerical limitations relating to Awards. The Board of Directors or the Compensation Committee may also provide for a cash payment for any outstanding Awards, provided that the number of shares subject to any Award must always be a whole number. Shares of our common stock subject to Awards that expire unexercised or are otherwise forfeited shall again be available for Awards under the 2013 Equity Plan.

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Participation

Persons eligible to participate in the 2013 Equity Plan include any person who is our employee, consultant, advisor or member of the Board of Directors. The participants in the 2013 Equity Plan are selected by the Board of Directors or Compensation Committee, in its sole discretion. As of July 22, 2013, there were approximately 3,510 employees and 5 non-employee directors eligible to participate in the 2013 Equity Plan.

Types of Awards under the 2013 Equity Plan

Under the 2013 Equity Plan, we may grant ISOs, NQOs, RSUs and RSAs. The following is a brief description of each type of Award.

Stock Options. A stock option entitles the holder to purchase from us a stated number of shares of our common stock. The 2013 Equity Plan permits the grant of both ISOs and NQOs. An ISO may only be granted to our employees or to an employee of one of our subsidiaries (provided applicable law so permits). The Board of Directors or Compensation Committee will specify the number of shares of common stock subject to each Option and the exercise price for such Option. The exercise price may not be less than the closing price of a share of our common stock on the date the Option is granted. If we grant ISOs to any employee who is a shareholder owning more than 10% of our common stock, the exercise price must not be less than 110% of the fair market value of our common stock on the date the Option is granted. Generally, all or part of the exercise price may be paid (1) in cash, (2)  by tendering shares of common stock, (3) by cashless broker-assisted exercise, (4) net exercise, (5) by any combination of such methods or (6) any other method accepted by the Board of Directors or Compensation Committee.

All Options will be exercisable in accordance with the terms of the applicable Agreement. The maximum period in which an Option may be exercised will be determined by the Board of Directors or Compensation Committee on the date of grant but may not exceed 10 years. However, if we grant ISOs to any employee who is a shareholder owning more than 10% of our common stock, then the maximum period in which the Option may be exercised is five years. In the case of ISOs, the aggregate fair market value (determined as of the date of grant) of our common stock with respect to which such ISOs become exercisable for the first time during any calendar year under any of our plans or the plans of any affiliated companies cannot exceed $100,000. ISOs granted in excess of this limitation will be treated as NQOs, with respect only to such excess.

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Unless otherwise determined by the Board of Directors or the Compensation Committee at the time of grant, the following provisions will apply upon a participant’s termination of employment or service with the Company. If a participant’s employment with us (or any of our subsidiaries) terminates due to death or disability, the participant’s unexercised Options may be exercised, to the extent they were exercisable on the termination date, for a period of 12 months from the termination date or until the expiration of the Option term, if shorter. If the participant’s employment with us (or one of our subsidiaries) is terminated for cause (as defined in the 2013 Equity Plan), all unexercised Options (whether vested or unvested) will terminate and be forfeited on the termination date. If the participant’s employment terminates for any other reason other than death, disability, or termination for cause, any vested but unexercised Options may be exercised by the participant, to the extent exercisable at the time of termination, for a period of 90 days from the termination date or until the expiration of the Option term, whichever period is shorter. Unless otherwise provided by the Compensation Committee, any Options that are not exercisable at the time of termination of employment will terminate and be forfeited on the termination date.

As of July 22, 2013, the fair market value of a share of our common stock, determined by the last reported sale price per share of the common stock on such date as quoted on The NASDAQ Global Market, was $49.87.

Restricted Stock Units. RSUs are granted in reference to a specified number of shares of our common stock and entitle the holder to receive shares of common stock or cash (as determined by the Board of Directors or Compensation Committee) after vesting due to (1) the participant’s continued service over a period of time, (2) the achievement of certain performance goals established by the Board of Directors or Compensation Committee, or (3) any combination of these conditions as specified in the applicable Agreement. A participant will not have any rights as a shareholder with respect to any shares of common stock underlying a restricted stock unit until such time as the shares of common stock have been issued. The Board of Directors or Compensation Committee may grant to the participant the right to receive dividend equivalents on RSUs, on a current, reinvested and/or restricted basis, subject to such terms as the Board of Directors or Compensation Committee may determine, but if vesting of the RSUs is conditioned on performance goals being achieved, then the dividend equivalents will not be paid on a current basis and instead they will be accrued and made subject to forfeiture at least until the performance goals have been achieved.

Restricted Stock Awards. RSAs are shares of our common stock that are granted subject to such vesting, restrictions on transferability and other restrictions, if any, and/or risk of forfeiture as the Board of Directors or Compensation Committee may impose at the date of grant. The lapse of this restriction period and the related risk of forfeiture may occur due to (1) the participant’s continued service over a period of time, (2) the achievement of certain performance goals established by the Board of Directors or Compensation Committee, or (3) any combination of these conditions as specified in the applicable Agreement. During the restriction period, the participant may not sell or transfer the shares but otherwise will have all of the rights of a shareholder of our common stock including, without limitation, the right to vote the shares. In addition, the participant will have the right to receive dividends that may be paid during the restriction period but if lapse of the restriction period for the RSUs is conditioned on performance goals being achieved, then the dividend will not be paid on a current basis and instead they will be accrued and made subject to forfeiture at least until the performance goals have been achieved. If the specified conditions for lapse of the restriction period are not attained, the participant forfeits the shares and any accrued but unpaid dividends with respect to such shares. The Board of Directors or the Compensation Committee is also authorized to grant shares of our common stock that are not subject to a restriction period.

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Performance Goals

Awards under the 2013 Equity Plan may be conditioned upon the achievement of certain performance goals established by the Board of Directors or Compensation Committee. The 2013 Equity Plan contains the elements necessary to enable such Awards granted to covered employees, within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”), to qualify for the performance-based exemption to the $1,000,000 deduction limit under Section 162(m) of the Code, if desired, to ensure maximum deductibility by us. Performance goals may be linked to a variety of factors, including the participant’s completion of a specified period of employment or service with us or an affiliated company. Additionally, a performance goal may be an objective goal that must be met by the end of the restriction period specified by the Board of Directors or Compensation Committee based upon one or more of the following criteria as applied to the Company, a subsidiary, an individual, or a designated business segment, business unit, division, business line or other subcategory of the Company, a subsidiary or their respective businesses:

➢	Earnings or Profitability Metrics: any derivative of revenue; earnings/loss (gross, pre-tax, operating, net, or adjusted); earnings/loss before interest and taxes (“EBIT”); earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); Adjusted EBITDA (as defined in the 2013 Equity Plan); profit margins; operating margins; EBITDA margin as a percentage of sales; expense levels or ratios;

➢	Return Metrics: any derivative of return on investment, assets, equity or capital (total or invested);

➢	Cash Flow Metrics: any derivative of operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital;

➢	Liquidity Metrics: any derivative of debt leverage (including debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios); debt reduction;

➢	Stock Price and Equity Metrics: any derivative of return on shareholders’ equity; total shareholder return; stock price; stock price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes); and/or

➢	Strategic Metrics: expense reduction or containment; product revenue growth; market share; economic value-added models or equivalent metrics; research and development achievements; patent filings or approvals; manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities).

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The Board of Directors or Compensation Committee will have discretion to determine the specific targets with respect to each of these categories of performance goals. The performance goals relating to such criteria may be expressed as absolute measures or measures relative to stated references, including, without limitation, the achievements of one or more other businesses or indices, and may or may not be measures determined in accordance with United States generally accepted accounting principles (GAAP). However, if any performance goals are based on criteria that refer to items that are typically calculated in accordance with GAAP, at the time such performance goals are established for a performance period for any Award that is intended to be a Section 162(m) exempt award, the Compensation Committee must specify whether the performance goals are to be calculated in accordance with GAAP or on a non-GAAP basis. Also, to the extent the performance goals for any Award that is intended to be a Section 162(m) exempt award are to be determined on a non-GAAP basis, the Compensation Committee will set forth in writing, at the time that the performance goals are established, the precise manner in which such performance goals will be calculated.

The Board of Directors or Compensation Committee will determine the manner of calculating the specified performance goals for a performance period. For any Award that is intended to be a Section 162(m) exempt award, the Compensation Committee may provide in the original terms of the Award that any determination of performance shall include or exclude the impact of the occurrence of one or more of the following items or events during the performance period: (i) asset write-downs; (ii) gain or loss on the sale of businesses or significant assets; (iii) the effect of changes in tax laws, accounting principles or policies, or other laws or provisions affecting reported results; (iv) reorganization or restructuring programs, including discontinued operations; (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year or period; (vi) the effect of acquisitions, mergers, joint ventures or divestitures; (vii) plant start-up costs; (viii) costs associated with plant or other facility shutdowns; (ix) stock compensation expenses; (x) costs associated with executive succession (including severance); (xi) the effect of foreign exchange rates; and (xii) significant litigation or claim judgments or settlements.

Before paying an Award or permitting the lapse of any restriction period on an Award that is intended to be a Section 162(m) exempt award, the Compensation Committee will certify in writing whether and the extent to which the applicable performance goal has been satisfied. Performance goals for Awards to officers who are subject to the requirements and limitations of Section 162(m) of the Code or which are otherwise intended to be Section 162(m) exempt awards, must be established not later than ninety (90) days after the beginning of the applicable performance period (or at such other date as may be required or permitted for “performance-based” compensation under Section 162(m) of the Code), and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the outcome of the performance goal be substantially uncertain at the time established.

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Transferability of Awards

Generally, Awards granted under the 2013 Equity Plan shall be nontransferable except by will or by the laws of descent and distribution.

Rights as a Shareholder

No participant shall have any rights as a shareholder with respect to shares covered by Options or RSUs unless and until such Awards are settled in shares of our common stock. No Option shall be exercisable, no shares of our common stock shall be issued, no certificates for shares of our common stock shall be delivered and no payment shall be made under the 2013 Equity Plan, except in compliance with all applicable laws.

Amendment and Termination

Our Board of Directors may amend, suspend or terminate the 2013 Equity Plan at any time provided that a termination shall not affect outstanding Awards under the 2013 Equity Plan.

Shareholder approval will be needed for an amendment to the 2013 Equity Plan to the extent required by law or by the rules of any stock exchange on which our common stock is traded or if the amendment would:

•	increase the benefits accruing to participants under the 2013 Equity Incentive Plan,

•	increase the aggregate number of shares of common stock that may be issued under the 2013 Equity Incentive Plan,

•	modify the requirements as to eligibility for participation in the 2013 Equity Incentive Plan;

•	eliminate or modify the prohibition on repricing or exchanging underwater Options, or

•	lengthen the maximum term or lower the minimum exercise price permitted for Options.

The Board of Directors or Compensation Committee may also amend any outstanding Award without consent of the participant to comply with legal requirements (including requirements under Sections 409A and 162(m) of the Code), or to make adjustments to an Award in recognition of unusual or nonrecurring events affecting our financial status or in order to prevent dilution or enlargement of the intended benefits. The Board of Directors or Compensation Committee may also amend, modify or terminate any outstanding Award without the participant’s consent if the action would not materially and adversely affect the participant. Other amendments may be made to outstanding Awards with the consent of the participant. However, except in connection with a corporate transaction involving the Company (including without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or cancel outstanding Options in exchange for cash, other Awards or Options with an exercise price that is less than the exercise price of the original Option without shareholder approval.

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Change in Control

In the event of a change in control (as defined in the 2013 Equity Plan) of the Company, the Board of Directors or Compensation Committee may, on a participant-by-participant basis, and Award-by-Award basis, or on a broader plan basis, take such action as the Board of Directors or Compensation Committee determines in its sole discretion, which may include one or more of the following: (1) accelerate the vesting of outstanding Awards, (2) fully vest and/or accelerate the restriction period for any Awards, (3) terminate or cancel any outstanding Awards in exchange for payments of cash, securities or other property or a combination thereof and/or provide limited opportunities to exercise Awards prior to the effectiveness of such termination or cancellation, (4) require that Awards be assumed by the successor entity or that Awards for shares or other interests in the successor entity with equivalent value be substituted for such Awards, or (5) take such other action as the Board of Directors or Compensation Committee deems reasonable under the circumstances to retain the original intent of the Award. Implementation of these actions, however, must be conditioned upon consummation of the change in control.

Outstanding Awards that have not otherwise been exercised or cashed out will terminate upon the effective time of a change in control transaction if the surviving or successor entity or a parent entity of the acquirer does not agree to assume and continue the Awards or issue substitute awards on substantially the same terms.

Federal Income Tax Consequences of Options and Other Awards

The following discussion is intended only as a general summary of the material U.S. federal income tax consequences of Awards which may be granted under the 2013 Equity Plan, based upon the provisions of the Code as of the date of this proxy statement, for the purposes of shareholders considering how to vote on this proposal. It is not intended as tax guidance to participants in the 2013 Equity Plan. This summary does not take into account certain circumstances that may change the income tax treatment of Awards for individual participants, and it does not describe the state income tax consequences of any Award or the taxation of Awards in jurisdictions outside of the United States.

ISOs: ISOs under the 2013 Equity Plan are intended to meet the requirements of Section 422 of the Code. No tax consequences result from the grant of the ISO. If an ISO holder acquires stock upon exercise, the ISO holder will not recognize income for ordinary income tax purposes (although the difference between the Option exercise price and the fair market value of the stock subject to the Option may result in alternative minimum tax liability to the Option holder) and we will not be allowed a deduction as a result of such exercise, provided that the following conditions are met: (a) at all times during the period beginning with the date of the granting of the Option and ending on the day three months before the date of such exercise, the Option holder is our employee or an employee of one of our subsidiaries; and (b) the Option holder makes no disposition of the stock within two years from the date of the Option grant nor within one year after the transfer of the stock to the option holder. The three-month period extends to one year in the event of disability and is waived in the event of death of the employee. If the Option holder sells the stock after complying with these conditions, any gain realized over the price paid for the stock ordinarily will be treated as capital gain, and any loss will be treated as capital loss, in the year of the sale.

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If the Option holder fails to comply with the employment requirement, the tax consequences will be substantially the same as for an NQO, discussed below. If the Option holder fails to comply with the holding period requirements, the Option holder will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the stock on the date of the exercise of the Option over the exercise price or (ii) the excess of the amount realized upon such disposition over the adjusted tax basis of the stock. Any additional gain ordinarily will be recognized by the Option holder as capital gain, either long-term or short-term, depending on the holding period of the shares. If the Option holder is treated as having received ordinary income because of his or her failure to comply with either condition above, we will be allowed an equivalent deduction in the same year.

NQOs: No tax consequences result from the grant of the Option. An Option holder who exercises an NQO with cash generally will realize compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and we will be entitled to a deduction in the same amount in the fiscal year in which the exercise occurred. When the holder disposes of the shares, he or she will recognize capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

RSAs and RSUs. Any cash and the fair market value of any shares of common stock received by a participant under an RSA or RSU Award are generally includible in the participant’s ordinary income. In the case of RSAs, this amount is includible in the participant’s income when the Awards vest, unless the participant has filed an election with the Internal Revenue Service to include the fair market value of the restricted shares in income as of the date the Award was granted. In the case of RSUs, generally the value of any cash and the fair market value of any shares of common stock received by a participant are includible in income when the Awards are paid. Any dividends or dividend equivalents paid on unvested RSA and RSU Awards are also ordinary income for participants.

Disallowance of Deductions: The Code disallows deductions by publicly held corporations with respect to compensation in excess of $1,000,000 paid to the company’s Chief Executive Officer and its three other most highly compensated officers (other than its Chief Financial Officer). However, compensation payable solely on account of attainment of one or more performance targets is not subject to this deduction limitation if certain statutory requirements are satisfied. Under this exception, the deduction limitation does not apply with respect to compensation otherwise deductible on account of Options granted at fair market value under a plan that limits the number of shares that may be issued to any individual and which is approved by the Company’s shareholders. We intend for compensation arising from grants of Options under the 2013 Equity Plan to be deductible by the Company as performance-based compensation not subject to the $1,000,000 limitation on deductibility, but do not make any assurance that this will be the case. We may also choose to grant performance-based RSA and RSU Awards under the 2013 Equity Plan that satisfy the requirements for deductibility of compensation. We reserve the right, however, to grant awards under the 2013 Equity Plan that do not result in qualified performance-based compensation and, as such, may not entitle us to a tax deduction.

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New Plan Benefits

The Awards that may be granted under the 2013 Equity Plan to any participant or group of participants are indeterminable at the date of this proxy statement because participation and the types of Awards that may be granted under the 2013 Equity Plan are subject to the discretion of the Board of Directors or the Compensation Committee. No Awards will be granted under the 2013 Equity Plan before the Annual Meeting.

Vote Required

If a quorum is present at the meeting, the proposal to approve the 2013 Equity Plan must be approved by the affirmative vote of a majority of the votes cast at the Annual Meeting.

The Board of Directors recommends a vote FOR the proposal to approve the Company’s 2013 Equity Incentive Plan.

Equity Compensation Plan Information

The following table presents information as of March 31, 2013 with respect to compensation plans under which shares of our common stock are authorized for issuance. The table does not include securities that may be issuable under the 2013 Equity Plan, which is being submitted to shareholders for approval at the Annual Meeting and has not been implemented.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (2)

Equity Compensation Plans Approved by Shareholders	2,260,115	$20.55	798,061

Employee Stock Purchase Plan	3,048	$32.40	186,528

Equity Compensation Plans Not Approved by Shareholders (3)	—	—	—

Total	2,263,163	$20.57	984,589

____________

(1)	There are no outstanding warrants or rights.

(2)	Amounts exclude any securities to be issued upon exercise of outstanding options.

(3)	We do not have any equity compensation plans that have not been approved by shareholders.

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ITEM 5 —PROPOSAL TO APPROVE THE PERFORMANCE INCENTIVE PLAN

Introduction

The Board of Directors recommends that our shareholders approve the Measurement Specialties, Inc. Performance Incentive Plan (the “Performance Incentive Plan” or “plan”), adopted by the Board of Directors on July 12, 2013, subject to the approval of our shareholders at the 2013 Annual Meeting. The Performance Incentive Plan will not become effective unless it is approved by our shareholders.

Section 162(m) of the Internal Revenue Code (the “Code”) generally limits the federal income tax deduction for compensation paid to each of the chief executive officer and the three most highly compensated executive officers (other than the chief executive officer and the chief financial officer) of a publicly held corporation to $1 million per fiscal year, with an exception for “qualified performance-based compensation.” In the past, the level of compensation paid to our executive officers who are subject to Section 162(m) generally has been below the level at which compensation not qualifying as “qualified performance-based compensation” would limit the available federal tax deduction. However, this may not be the case in the future, and our Board of Directors has determined that it would be in the Company’s best interests to preserve the flexibility to award annual cash incentive awards for fiscal 2015 and future years that are eligible for the qualified performance-based compensation exception under Section 162(m) of the Code.

One of the requirements of the qualified performance-based compensation exception under Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s shareholders. Accordingly, we are asking shareholders to approve the Performance Incentive Plan.

If our shareholders approve the Performance Incentive Plan, then annual cash incentive awards for fiscal 2015 and future years awarded to our chief executive officer and our next three most highly compensated executive officers (other than our chief financial officer) may be structured to comply with the qualified performance-based compensation exception under Section 162(m) of the Code, subject to compliance with the terms of the Performance Incentive Plan. If our shareholders do not approve the Performance Incentive Plan, our Board of Directors would take that into account in making future awards, but would need to continue compensating our executives on a competitive basis. Accordingly, in such an event, annual cash incentive awards payable to our chief executive officer and our next three most highly compensated executive officers (other than our chief financial officer) may not be fully tax deductible to the Company.

Overview of the Performance Incentive Plan

The following summary describes the material terms of the Performance Incentive Plan. While we believe that the description covers the material terms of the Performance Incentive Plan, this summary may not contain all of the information that is important to you. You should carefully read the full text of the Performance Incentive Plan, which is attached to this proxy statement as Exhibit B, for a more complete understanding of the Performance Incentive Plan. The discussion herein is qualified in its entirety by reference to Exhibit B.

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Types of Awards

The terms of the Performance Incentive Plan provide for incentive awards based on performance periods that are not longer than one year but which may be shorter periods. Awards under the Performance Incentive Plan will be settled in cash. Awards under the Performance Incentive Plan may be, but need not be, structured to comply with the qualified performance-based compensation exception under Section 162(m) of the Code.

Annual Per-Person Limitations

The maximum aggregate amount that a participant may earn in respect of an award or awards under the Performance Incentive Plan granted in respect of any single fiscal year of the Company that is intended to comply with the performance-based compensation exception under Section 162(m) is $5,000,000.

Eligibility

Participants in the Performance Incentive Plan will be selected by the Compensation Committee from among the employees and executive officers of the Company and its subsidiaries who are believed to have the capability of making a substantial contribution to the success of the Company. In making this selection and in determining the terms of and amount of awards, the Compensation Committee may consider any factors it deems relevant, including, without limitation, the individuals’ functions, responsibilities, value of services to the Company and past and potential contributions to the Company’s profitability and growth. Only eligible individuals who are designated by the Compensation Committee to participate in the Performance Incentive Plan with respect to a particular performance period may participate in the plan for that performance period. An individual who is designated as a participant for a given performance period is not guaranteed or assured of being selected for participation in any subsequent performance period. We expect that approximately 3,505 employees and executive officers will be eligible to participate in the Performance Incentive Plan in any particular year.

Administration

Subject to the provisions of the Performance Incentive Plan and applicable law, the Compensation Committee will have the power to: (i) designate participants to receive conditional rights to receive awards under the Performance Incentive Plan; (ii) determine the terms and conditions of any award; (iii) determine whether, to what extent, and under what circumstances awards may be forfeited or suspended; (iv) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Performance Incentive Plan or any instrument or agreement relating to, or award granted under, the Performance Incentive Plan; (v) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Performance Incentive Plan; (vi) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Performance Incentive Plan by employees who are foreign nationals or employed outside of the United States; and (vii) make any other determination and take any other action that the Compensation Committee deems necessary or desirable for the administration of the Performance Incentive Plan.

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The Compensation Committee will have discretion to delegate all or part of its authority and powers under the plan to one or more directors and/or officers of the Company, but the Compensation Committee may not delegate its authority or powers with respect to awards that are intended to qualify for the performance-based compensation exception under Section 162(m) of the Code.

Grant of Awards and Performance Goals

Awards will be granted in respect of a designated performance period, which is not to exceed one year, and will be earned based on the achievement of performance goals over the term of such performance period and satisfaction of such additional vesting conditions, if any, that the Compensation Committee may have assigned to the award at the time of grant. An award may be denominated and computed based on a stated dollar amount, a percentage or multiple of the annual base salary of the participant receiving such award or a percentage of an annual bonus pool or performance metric established by the Compensation Committee subject to achievement of performance goals. When granting an award, the Compensation Committee will specify a target amount or prescribe a formula for determining the amount of the award which may be payable based upon the level of attainment of the performance goals for the performance period. Performance goals may include a threshold level of performance below which no award will be paid and levels of performance at which specified percentages of the target award will be paid and may also include a maximum level of performance above which no additional award amount will be paid. The performance goals applicable to an award, which may vary among participants, will be based on one or more business criteria, personal performance goals or a combination of one or more business criteria and personal performance goals.

One or more of the business criteria specified in the Performance Incentive Plan relating to the Company, a subsidiary of the Company, an individual, or a designated business segment, business unit, division, business line or other subcategory of the Company, a subsidiary of the Company or their respective businesses may be used by the Compensation Committee in establishing performance goals for awards. The business criteria specified in the Performance Incentive Plan are:

•	net sales;

•	revenue;

•	revenue growth or product revenue growth;

•	operating income (before or after taxes);

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•	pre- or after-tax income (before or after allocation of corporate overhead and bonus);

•	basic or diluted earnings per share (before or after taxes);

•	net income (before or after taxes);

•	return on equity;

•	share price (including, but not limited to, growth measures and total shareholder return);

•	return on assets or net assets;

•	gross profits;

•	earnings (including earnings before taxes, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA (as defined in the Performance Incentive Plan));

•	comparisons with various stock market indices;

•	reductions in costs;

•	cash flow or cash flow per share (before or after dividends) (including, but not limited to, net cash flow provided by operating activities or free cash flow);

•	return on capital (including return on total capital or return on invested capital);

•	cash flow return on investment;

•	improvement in or attainment of expense levels or working capital levels;

•	earnings (including earnings before taxes, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA) margins, operating margins, gross margins or cash margins;

•	year-end cash;

•	debt reduction;

•	shareholder equity;

•	strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors));

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•	codevelopment, comarketing, profit sharing, joint venture or other similar arrangements;

•	financing and other capital raising transactions (including sales of the Company’s equity or debt securities); and

•	implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel.

The performance goals relating to such criteria may be expressed as absolute measures or measures relative to stated references, including, without limitation, the achievements of one or more other businesses or indices and may or may not be measures determined in accordance with generally accepted accounting principles. The Compensation Committee will determine the manner of calculating the specified performance goals. If any performance goals are based on business criteria that refer to items that are typically calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), at the time such performance goals are established for any award that is intended to qualify for the performance-based compensation exception under Section 162(m) of the Code, the Compensation Committee will specify whether the performance goals are to be calculated in accordance with GAAP or on a non-GAAP basis. To the extent the performance goals for any award that is intended to qualify for the performance-based compensation exception under Section 162(m) of the Code are to be determined on a non-GAAP basis, the Compensation Committee must also set forth in writing, at the time the performance goals are established, the precise manner in which such performance goals will be calculated.

For any award that is intended to qualify for the performance-based compensation exception under Section 162(m) of the Code, unless specified otherwise by the Compensation Committee at the time the performance goals are established or otherwise within the time limit prescribed by Section 162(m) of the Code, the Compensation Committee shall appropriately adjust the method of evaluating performance under a performance criterion for a performance period as follows: (a) to exclude asset write-downs; (b) to exclude gain or loss on the sale of businesses or significant assets; (c) to exclude plant or facility start-up and shut-down costs; (d) to exclude costs associated with executive succession (including severance); (e) to exclude the effect of foreign exchange rates; (f) to exclude litigation or claim judgments or settlements and related expenses (including any penalty, fine or other charge assessed by the Department of State related to certain export and international traffic in arms regulations); (g) to exclude the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (h) to exclude accruals for reorganization and restructuring programs; (i) to exclude any extraordinary nonrecurring items as determined under generally accepted accounting principles and/or described in managements’ discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (j) to exclude the dilutive and/or accretive effects of acquisitions, mergers, joint ventures or divestitures; (k) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (l) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (m) to exclude the effects of stock-based compensation; and (n) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles, in each case in compliance with Section 162(m) of the Code.

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Determination and Payment of Awards

With respect to an award intended to qualify for the qualified performance-based compensation exception under Section 162(m) of the Code, the Compensation Committee will (i) establish in writing the performance goals applicable to such awards not later than the earlier of (A) 90 days after the commencement of the applicable performance period or (B) the expiration of 25% of the performance period, provided that achievement of the selected performance goals is substantially uncertain at such time, and (ii) promptly after the date on which the necessary financial or other information for the relevant performance period becomes available, certify, in the manner required by Section 162(m) of the Code, whether and the extent to which the performance goals applicable to such award have been achieved or exceeded. With respect to other awards, the performance goals applicable to such awards may be established, and the determination of the achievement of the applicable performance goals pertaining to such awards may be determined, in any manner permitted by the Compensation Committee.

If the performance goals with respect to an award have been achieved, the Compensation Committee will determine, in accordance with the prescribed formula, the amount of each participant's award that has been earned subject to satisfaction of such additional vesting conditions, if any, that the Compensation Committee may have assigned to the award at the time of grant. With respect to an award intended to qualify for the qualified performance-based compensation exception under Section 162(m) of the Code, the Compensation Committee may exercise negative discretion, in its sole discretion, to reduce or eliminate, but not increase, the amount of the award to reflect the Compensation Committee’s assessment of the participant’s individual performance or for any other reason.

Payments, if any, with respect to an award under the Performance Incentive Plan generally will be made to the participant as soon as administratively practicable following the date of the final certification or determination of the award, but, in any event, no later than the date that is two and one-half months after the later of (i) the close of the Company’s fiscal year in which the performance period ended or (ii) the close of the Company’s fiscal year in which the relevant vesting condition, if any, has been satisfied, absent the occurrence of a termination of employment.

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Change in Control

If a change in control of the Company (as defined in the Performance Incentive Plan) occurs during a performance period, the Compensation Committee may, on a participant-by-participant basis, an award-by-award basis, or on a broader Plan basis, take such action as the Compensation Committee, in its sole discretion, determines with respect to outstanding awards. Such action by the Compensation Committee may include, without limitation, any one or more of the following:

•	provide for payout of the award, in whole or in part, based on or irrespective of performance against target;

•	provide for cancellation of the award without payment;

•	require that the award be assumed by the successor entity, or that an award with respect to the successor entity having equivalent value, as determined in the sole discretion of the Compensation Committee, be substituted for such award; or

•	take such other action as the Compensation Committee shall determine to be reasonable under the circumstances in order to retain the original intent of the award.

Awards paid in connection with a change in control will be paid within 30 days following the change in control.

Termination of Employment

The Compensation Committee will determine whether any award will continue to be earned on and after the date that a participant ceases to be employed by the Company, whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. Any such determination with respect to an award to a named executive officer that is intended to qualify for the performance-based compensation exception under Section 162(m) of the Code shall be made and implemented in a manner that does not cause such award (or any other award under the Performance Incentive Plan) to fail to qualify as a Section 162(m) exempt award.

Recoupment

In the event the Board of Directors determines that a material restatement of the Company’s financial results for any of the three prior fiscal years for which audited financial statements have been prepared is required due to material noncompliance by the Company with any financial reporting requirement under applicable securities laws and a participant’s award amount would have been lower had the results been properly calculated, the Compensation Committee will consider such factors related to the restatement as it deems appropriate and has the authority, at its discretion, to obtain reimbursement from the participant. Such reimbursement shall consist of any portion of any award previously paid that is greater than it would have been if calculated based upon the restated financial results.

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Amendment and Termination

The Board of Directors or the Compensation Committee, each in its sole discretion, may amend, suspend or terminate the Performance Incentive Plan, or any part thereof, at any time and for any reason without the consent of any participant; provided that no such amendment will adversely affect rights to receive any amount to which participants or their beneficiaries have become entitled prior to such amendment. Notwithstanding the foregoing, no amendment may cause any outstanding award that is intended to be eligible for the qualified performance-based compensation exception under Section 162(m) of the Code to cease to qualify for such exception.

The Performance Incentive Plan will continue in full force and effect until terminated by the Board of Directors or the Compensation Committee. However, the Company’s ability to grant awards under the plan that are intended to qualify for the performance-based compensation exception under Section 162(m) of the Code will expire as of the Company’s annual meeting of shareholders to be held in 2018 unless the Company’s shareholders re-approve the Performance Incentive Plan at or before the 2018 annual meeting of shareholders.

New Plan Benefits

Any awards under the Performance Incentive Plan will be at the discretion of the Compensation Committee. It is not possible at present to determine the amount of any award that will be available for grant during the term of the Performance Incentive Plan. However, please see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 53 of the Proxy Statement, which sets forth the annual incentive compensation awarded to our Named Executive Officers for the 2013 performance year.

Vote Required

If a quorum is present at the meeting, the proposal to approve the Performance Incentive Plan must be approved by the affirmative vote of a majority of the votes cast at the Annual Meeting.

The Board of Directors recommends a vote FOR the proposal to approve the Company’s Performance Incentive Plan.

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EXECUTIVE COMPENSATION

At our 2012 annual meeting of shareholders, we provided our shareholders the opportunity to vote to approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the proxy statement for our 2012 Annual Meeting of Shareholders. At the 2012 annual meeting, our shareholders overwhelmingly approved the compensation of the Company's named executive officers, with 13,083,170 shares voted in favor of approving such compensation, 182,539 shares voted against and 10,471 shares abstaining. In addition, 1,120,858 shares held by brokers were not voted with respect to this proposal. As the shareholder advisory vote was held after the Compensation Committee and the Board of Directors had determined the compensation to be paid to the Company's named executive officers for 2012, the Compensation Committee and the Board of Directors did not take such results into account in determining executive compensation for 2012. However, in determining and deciding on executive compensation for fiscal year 2013, our Compensation Committee took into account the results of the 2012 shareholder advisory vote to approve executive compensation, particularly the strong support expressed by the Company's shareholders, as one of many factors considered in deciding that the Company's compensation policies and procedures for 2013 should largely remain consistent with our policies and procedures in prior years.

Fiscal 2014 Developments – Equity and Performance Awards

The Board of Directors has adopted and is recommending that our shareholders approve the 2013 Equity Plan, a description of which is included under “Item 4 — Proposal to Approve the 2013 Equity Incentive Plan” beginning on page 18 of this proxy statement, and the Performance Incentive Plan, a description of which is included under “Item 5 — Proposal to Approve the Performance Incentive Plan” beginning on page 30 of this proxy statement.

In June 2013, the Compensation Committee approved awards of time-based restricted stock units (“Time-based Awards”) and performance-based restricted stock units (“Performance-based Awards”) in accordance with the 2010 Equity Incentive Plan to certain executives. The purpose of these awards was to provide members of management the opportunity for additional stock compensation in recognition of the positive performance of the Company and its stock price and as an important retention tool in light of actual compensation levels in recent years in comparison to the Company’s executive compensation peer group. The Performance-based Awards also are intended to link a portion of each executive’s equity compensation to the continued achievement of operating cash flow performance, a criterion the Committee believes has a strong potential to impact longer-term shareholder value creation. Each award, in addition to being subject to customary terms and conditions as set forth in the 2010 Equity Incentive Plan, is subject to specified vesting conditions summarized below and represents a contingent right to receive an amount of the Company’s common stock at a future date.

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The Time-based Awards will vest over a 4-year period, with one-fourth (1/4) of the number of Time-based Awards granted to each recipient vesting on each of July 1, 2014, 2015, 2016, and 2017. The Performance-based Awards will vest, if at all, on July 1, 2018 if the Company’s Net Cash Provided by Operating Activities, as reported in the Company’s consolidated statement of cash flows filed with the Securities and Exchange Commission or, if such financial statements are not available at the time of determination, as otherwise disclosed in a press release by the Company (the “Net Cash Provided by Operating Activities”) for at least one of the fiscal years ending March 31, 2014, 2015, 2016, 2017 or 2018, exceeds the Company’s Net Cash Provided by Operating Activities for the fiscal year ended March 31, 2013.

Subject to satisfaction of the applicable criteria described above, and as long as the executive is an employee of the Company or a subsidiary of the Company through the applicable vesting date, our named executive officers will receive the number of shares of the Company’s common stock as follows:

Name:	Time-based Awards	Performance- based Awards
Frank Guidone, Chief Executive Officer and President	22,000 shares	18,000 shares
Mark Thomson, Chief Financial Officer and Secretary	6,000 shares	19,000 shares
Steve Smith, Chief Operating Officer	8,000 shares	n/a
Glen MacGibbon, Executive Vice President	5,000 shares	10,000 shares
Mitch Thompson, Chief Technology Officer	5,000 shares	15,000 shares

For discussion of the cash performance incentive opportunity available to our named executive officers and other employees, see below under “Annual Incentive Compensation.”

COMPENSATION DISCUSSION AND ANALYSIS

Through the following questions and answers, we explain all material elements of our executive compensation program.

General

What are the objectives of our executive compensation programs?

Measurement Specialties, Inc. is a leader in the design, development and manufacture of sensors and sensor-based systems for original equipment manufacturers and end users, based on a broad portfolio of proprietary technologies. We operate in highly fragmented markets that are characterized by high levels of competition. We believe that we need qualified executive officers who are capable of independent thinking and responsible decision making in order to compete in the markets we serve. Under the direction of the Compensation Committee of our Board of Directors, we seek to compensate our executive officers at levels that are competitive so that we may attract, retain and motivate highly capable executive officers. We also seek to design our compensation programs to align our executive officers’ interests with those of our shareholders and, in doing so, build long-term value for our shareholders.

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Our fiscal 2013 executive compensation, including base compensation and cash and equity incentive awards for and in fiscal 2013, reflect our efforts to realize the objectives of our executive compensation programs.

What are the principal components of our executive compensation programs?

Overview: The Company’s policy for compensating our executive officers is intended to support the Company’s short-term and long-term goals by providing our executive officers an appropriate mix of compensation elements that effectively balance short-term annual incentives that reward executives for current performance and the achievement of near-term goals with long-term incentives that reward executives for performance over a sustained period. To support this policy, our executive compensation programs consist of three principal components:

•	a base salary;

•	annual cash incentives; and

•	long-term equity incentive compensation.

We have selected programs that we believe are commonly used by public companies, both within and outside of our industry, because we believe commonly used programs are well understood by our shareholders, employees and analysts. We describe each of these principal components below.

Relationship of the principal components: The Compensation Committee exercises its judgment in making executive compensation decisions, and considers various factors within the overall framework of our executive compensation program. While we review each element of compensation individually and in the aggregate, we do not have a specific policy on the percentage of an executive officer’s total compensation that should be “short-term” versus “long-term” nor do we have a specific policy on the percentage of total compensation that should be “cash” versus “equity.” We allocate the three principal components of our executive compensation programs in a manner that we believe optimizes each executive officer’s contribution to us.

Base Salary: We believe base salaries provide basic compensation at a level that allows us to recruit and retain key executive talent. Base salaries are based on a combination of factors, primarily the performance of the executive, relative level of responsibility and experience, salaries of similarly situated executive officers at peer companies and, with respect to the base salaries of executive officers other than our Chief Executive Officer, the recommendations of our Chief Executive Officer. Although our Compensation Committee annually reviews salaries of our executive officers, our Compensation Committee does not automatically adjust base salaries if it concludes that adjustments to other components of the executive’s compensation would be more appropriate. In addition, as discussed below, the employment agreements that we have with certain of our executive officers provide for fixed annual base salaries or minimum annual base salaries.

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Annual Incentives: We have provided annual incentive opportunities to executive officers to motivate their performance in achieving our current year business goals. In setting the respective potential bonus levels of the executive officer, the Compensation Committee considers such factors as the executive officer’s individual performance and relative level of responsibility. Typically, each year we adopt an annual incentive compensation plan that establishes specifically identified payout opportunities dependent upon achieving pre-determined financial performance targets and personal performance objectives. When payments are made under our annual incentive compensation plan, they are made in cash after the fiscal year-end results are finalized. While our Compensation Committee retains discretion to determine the portion of an actual accrued aggregate bonus amount that will be paid to our named executive officers, or to pay a bonus to our named executive officers notwithstanding that no amount was accrued in any year, no cash bonuses have been paid to our named executive officers for fiscal 2013 or fiscal 2012. Going forward, our Board of Directors has determined that it would be in the Company’s best interests to preserve the flexibility to award annual cash incentive awards with respect to the 2015 performance year and future years that are eligible for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code. Accordingly, on July 12, 2013, the Board of Directors adopted the Measurement Specialties, Inc. Performance Incentive Plan, subject to approval by the Company’s shareholders at this 2013 Annual Meeting of Shareholders. For additional discussion of the Performance Incentive Plan and Section 162(m) of the Internal Revenue Code, see below under “How do tax considerations impact our compensation practices”, as well as Item 5 of this Proxy Statement.

Long-Term Incentive Compensation: Our long-term incentive program is focused on rewarding performance that enhances shareholder value through the use of equity-based awards that link compensation to the value of our common stock and strengthen the alignment of management and shareholder interests. Long-term incentive awards granted by the Compensation Committee consist of stock options and RSUs with time-based vesting criteria.

The Compensation Committee believes that stock options and RSUs promote the objectives of our executive compensation program in the following ways:

•	Time-based vesting encourages officers to take a long-term view of our performance and promote stability within our executive ranks, facilitating realization of our long-term objectives to create shareholder value.

•	Given the long tenure of our named executive officers, each holds significant unexercised stock options and unvested RSUs that are expected to have significant value over the long term.

•	Stock options and RSUs have been effective tools in overall compensation in recruiting, motivating and retaining skilled officers, and we believe they will continue to be effective tools over the long-term.

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The number of stock options and RSUs subject to an award has been computed by taking into account the Company’s performance, the executive officer’s individual performance, our retention objectives, and other factors. Additionally, a portion of the RSUs awarded to our named executive officers in June 2013 are subject to Company performance criteria described above under “Fiscal 2014 Developments.”

Stock options and RSUs are generally granted on the first day of the month following the day on which they are approved by the Compensation Committee. Stock options are priced at 100% of fair market value on the date of grant, which under the 2010 Equity Incentive Plan is the closing market price of our common stock on the date of the grant. Executive officers benefit from stock option grants only to the extent the price of our common stock appreciates above the exercise price of the stock options.

Other Benefits: In addition to the components of compensation discussed above, we also provide certain other benefits to our executive officers to ensure that our executive compensation program remains competitive. These other benefits include 401(k) matching, and health, life and long-term disability insurance premiums. Our Compensation Committee reviews annually the dollar value of these other benefits to the executive officers and the cost of providing these other benefits to the Company. However, such review does not influence the Compensation Committee’s decisions regarding the determination of the principal elements of an executive officer’s current level of compensation.

What do we seek to reward and accomplish through our executive compensation programs?

We provide annual incentive opportunities primarily to provide performance incentives to our key employees to meet annual performance objectives. Our annual corporate objectives are measured by sales increases, net income, Adjusted EBITDA margins (defined as earnings before deduction of interest, taxes, depreciation, amortization, share-based compensation, foreign currency exchange gains and losses, and certain non-recurring items to sales) and other financial metrics of performance, such as working capital reductions. In the case of our Chief Executive Officer, our Compensation Committee has also taken into account the strategic direction he has provided the Company and his stewardship of the Company since the beginning of his involvement with the Company. We provide long-term incentive awards primarily to motivate and reward key employees over longer periods. Through vesting and forfeiture provisions that we include in awards of stock options and RSUs, we provide an additional incentive to executives to act in furtherance of our longer-term interests. An executive whose employment with us terminates before equity-based awards have vested because the executive chooses to leave, will generally forfeit the unvested portion of the award. As a result, the Compensation Committee believes that providing the executive officers with compensation in the form of stock options and RSUs serves to encourage retention of the executive officers.

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How do we determine the amount of each principal component of compensation to our executives?

Our Compensation Committee exercises judgment and discretion in setting compensation for our executive officers. The Compensation Committee exercises its judgment and discretion after it has reviewed peer company practices in consultation with our compensation consultant Compensation Consulting Consortium, LLC (“3C Consulting”), evaluated the recommendations of our Chief Executive Officer, and evaluated our corporate performance. See “To what extent do we benchmark total compensation and material elements of compensation and what are the benchmarks that we use?” below.

Our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Executive Vice President each have an employment agreement with us that provides for, among other things, an annual salary and for an annual bonus, including, in certain cases, a minimum annual bonus, thereby limiting the discretion of the Compensation Committee with respect to their compensation, as well as certain post-employment severance payments. See “Executive Agreements and Related Transactions” below for a discussion of each of these employment agreements.

What is the role of our executive officers in the compensation process?

Our Compensation Committee meets periodically with our Chief Executive Officer to address executive compensation, including the rationale for our compensation programs and the efficacy of the programs in achieving our compensation objectives. The Compensation Committee also relies on our executive officers to evaluate compensation programs to assure that they are designed and implemented in compliance with laws and regulations, including SEC reporting requirements. The Compensation Committee relies on the recommendations of our Chief Executive Officer regarding the performance of individual executive officers, other than the Chief Executive Officer. At meetings in fiscal 2013, the Compensation Committee received recommendations from our Chief Executive Officer regarding salary adjustments, annual incentive and stock option and RSU awards for our executive officers. The Compensation Committee believes that it is important for it to receive the input of the Chief Executive Officer on compensation matters since he is knowledgeable about the activities of our executive officers and the performance of their duties and responsibilities, as well as their contributions to the growth of the Company and its business.

To what extent do we benchmark and what are the benchmarks that we use?

The Compensation Committee compares each element of total compensation and total compensation in the aggregate to compensation provided by peer groups of publicly-traded companies in the sensory devices and similar industries in evaluating the compensation of our executive officers. The Compensation Committee typically uses peer group comparisons to assess the reasonableness of its executive compensation decisions in an effort to ensure that our compensation program remains competitive.

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To assist the Compensation Committee in evaluating the competitiveness of the Company’s executive compensation program for fiscal 2013, the Compensation Committee engaged 3C Consulting to complete a market compensation analysis of total compensation for our Chief Executive Officer, our Chief Financial Officer, our Chief Operating Officer, our most senior sales-related executive, Glen MacGibbon, an Executive Vice President, and our Chief Technology Officer, Mitch Thompson, as compared to a peer group of eighteen companies. The peer company group was limited by industry and based on annual revenue ranging from approximately one-half to 2.5 times that of the Company and market capitalization ranging from approximately one-third to 4.5 times that of the Company. The companies comprising our peer group for fiscal 2013 were Nanometrics Incorporated, Faro Technologies, Inc., Vishay Precision Group, Inc., Mercury Computer Systems, Inc., X Rite Inc., IPG Photonics Corp., Cognex Corp., American Science & Engineering, Inc., Badger Meter, MTS Systems Corp., II-VI Inc., Analogic Corporation, Newport Corp., Park Electrochemical Corp., CTS Corporation, ESCO Technologies, Inc., OSI Sysems, Inc., and Stoneridge, Inc. 3C Consulting’s analyses included the following data collected from the proxy statements of the peer group companies: (i) base salary, (ii) annual incentive compensation and (iii) long-term incentive compensation including expected value of stock options. In May 2013, 3C Consulting completed a second market compensation analysis of total compensation for the executives listed above, that was used to set executive compensation levels for fiscal 2014. The May 2013 analysis included a peer group of nineteen companies, removing from the list above X Rite, Inc., which was acquired by a larger company, and adding MKS Instruments, Inc. and Multi-Fineline Electronics, Inc., based on these companies now fitting within the peer group definition.

Under its charter, our Compensation Committee has the sole authority to retain third party compensation consultants or other advisors to assist the Compensation Committee in evaluating director, chief executive officer or senior executive compensation, and the sole authority to approve the fees and other retention terms, and oversee the work of, such consultants or other advisors. As discussed above, 3C Consulting was retained to assist our Compensation Committee in its determination of our executive officers’ compensation for fiscal 2013 and prepared a market compensation analysis that was used by the Compensation Committee in setting executive compensation for fiscal 2014. The Compensation Committee considered the independence of 3C Consulting and determined that 3C Consulting is independent based on the independence factors listed in Nasdaq Rule 5605(d)(3) and that the work performed by 3C Consulting does not raise any conflicts of interest.

We aim to provide total target compensation for our Chief Executive Officer that approximates the 65th percentile compared to total target compensation for chief executive officers at companies in our industry and of similar size based on data from published surveys. The Board of Directors believes that providing our Chief Executive Officer with total target compensation that approximates the 65th percentile of the peer group is appropriate given his leadership and role in the growth in sales and profitability that we have experienced over the past five fiscal years prior to 2013.

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What specific items of corporate performance do we take into account in setting compensation policies and making compensation decisions?

Our corporate performance primarily impacts the annual incentives and long-term incentive compensation that we provide our executive officers. We use or weight items of corporate performance differently in our annual incentive awards and long-term compensation awards and some items are more determinative than others.

Goals for executive officers in fiscal 2013 varied because the scope of responsibility and authority of executive officers differ. Goals are generally developed around metrics tied to our growth, profitability and cash flow, including increases in revenue, decreases in expenses, completion of developments in accordance with budgets and timelines, execution of acquisitions in accordance with targets, enhanced operational efficiencies and development of additional opportunities for our long-term growth.

How do we determine when awards are granted, including awards of equity-based compensation?

Historically, our Compensation Committee has awarded annual bonuses in the quarter following the fiscal year end. The Compensation Committee makes an annual grant of stock options and/or RSUs, following review of pertinent financial information and industry data. In addition, the Compensation Committee conducts a thorough review of stock option and RSU awards and grant procedures annually. In the case of newly-hired executive officers or promotions, the Compensation Committee has made awards simultaneous with the executive’s hire or promotion date. The date on which the Compensation Committee has met has varied from year to year, primarily based on the schedules of Compensation Committee members and the timing of compilation of data requested by the Compensation Committee.

What factors do we consider in decisions to increase or decrease compensation materially?

We decreased the base salaries of our executive officers in 2009 in response to the global economic recession but reinstated the prior annual base salaries in April 2010. Historically, however, we have generally not decreased the base salaries of our executive officers or materially reduced their annual incentive compensation targets. Annual incentive compensation may vary since the amount awarded to an executive officer depends in part upon his individual performance. As a result, total compensation is effectively decreased if individual or Company performance falls short of expectations. The factors that we consider in decisions to increase compensation include the individual performance of the executive and our corporate performance, as discussed above.

In recent years, annual incentive compensation has generally been tied to achievement of Adjusted EBITDA margin as a percentage of sales. While our Compensation Committee retains discretion to determine the portion of an actual accrued aggregate bonus amount that will be paid to our named executive officers, or to pay a discretionary bonus to our named executive officers notwithstanding that no amount was accrued in any year, no cash bonuses were paid to our named executive officers for fiscal 2013 or fiscal 2012. For additional discussion of the terms of our fiscal 2013 bonus plan, see below under “Annual Incentive Compensation.”

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To what extent does our Compensation Committee consider amounts accumulated or potentially realizable from prior compensation in setting current compensation?

The primary focus of our Compensation Committee in setting executive compensation is the executive officer’s current level of compensation. Although the Compensation Committee reviews accumulated or potentially realizable compensation, including from previously granted equity awards, such review generally does not influence the Compensation Committee’s decisions regarding the determination of an executive officer’s current level of compensation. This reflects the Compensation Committee’s view that an executive officer’s compensation level should reflect the executive’s performance, the Company’s performance and the executive’s contribution to the Company’s performance. The Compensation Committee further believes that reducing an executive officer’s annual direct compensation based on the value of accumulated or potentially realizable compensation would weaken the competitiveness of the Company’s compensation program and make it more difficult to attract and retain key executive talent.

What are our equity or other security ownership requirements for executives?

We provide our executive officers with a commensurate portion of their total compensation in the form of stock options and restricted stock units, which are intended to reward performance that enhances value for all of our shareholders and strengthen the alignment of management and shareholder interests. We generally believe that our executive officers should be able to share in the value that they create for all of our shareholders throughout their careers with us. Therefore, we do not maintain minimum share ownership requirements for our executive officers.

Stock options and RSUs granted by the Compensation Committee generally include time-based vesting criteria. Additionally, a portion of the RSUs granted to our named executive officers in June 2013 are subject to Company performance criteria described above under “Fiscal 2014 Developments.”

Why have we entered into agreements with executive officers that provide for post-employment payments, including following a change-in-control?

The employment agreements with our Chief Executive Officer and our Chief Financial Officer, as well as with other executive officers of the Company, provide for post-employment severance if we terminate the applicable executive prior to the expiration of the stated employment term without cause or, with respect to certain employment agreements, if the executive terminates for good reason. We believe this approach provides us with the flexibility to terminate the applicable executive at any time and for any reason while providing the executive with the benefit of his or her bargained for compensation. The Company’s obligations under these agreements would be assumed by a successor to the Company following a change in control. We believe it is in our best interest to have agreements with certain of our executive officers that maintain their focus on, and commitment to, us notwithstanding a potential merger or other change of control. The terms of these employment agreements, including the compensation payable thereunder, were based on our review of the market for key executive talent at the time of hiring and negotiations with the executive officer. Additionally, these agreements contain confidentiality and non-competition provisions.

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Do we have a policy regarding the recovery of awards or payments if corporate performance measures upon which awards or payments are based are restated or adjusted in a manner that would reduce the size of an award or payment?

Prior to adoption of the Performance Incentive Plan discussed in Item 5 of this Proxy Statement, we had not adopted a policy that provides for recovery of an award if a performance measure used to calculate the award is subsequently adjusted in a manner that would have reduced the size of the award. The Performance Incentive Plan discussed in Item 5 of this Proxy Statement provides that in the event our Board of Directors determines that a material restatement of the Company’s financial results for any of the three prior fiscal years for which audited financial statements have been prepared is required due to material noncompliance by the Company with any financial reporting requirement under applicable securities laws and a participant’s award amount would have been lower had the results been properly calculated, the Compensation Committee will consider such factors related to the restatement as it deems appropriate and has the authority, at its discretion, to obtain reimbursement from the participant. In addition, the Compensation Committee would take such other actions as it believes appropriate relating to any such restatement, including potentially seeking recovery of other compensation paid based on the incorrect results.

How do accounting considerations impact our compensation practices?

Accounting consequences are not a material consideration in designing our compensation practices. Under FASB ASC Topic 718 the compensation cost recognized for an award classified as an equity award is fixed for the particular award and, absent modification, is not revised with subsequent changes in market prices of our common shares or other assumptions used for purposes of the valuation.

How do tax considerations impact our compensation practices?

Prior to implementation of a compensation program and awards under the program, we evaluate the federal income tax consequences, both to us and to our executives, of the program and awards. In certain cases, we have adjusted the form or manner of some of our compensation programs in light of tax planning considerations.

Section 162(m) of the Code limits our tax deduction each year for compensation to each of our Chief Executive Officer and our three other highest paid executive officers (excluding the Chief Financial Officer) to $1 million unless, in general, the compensation is paid under a plan that is performance-related, non-discretionary and has been approved by our shareholders (such as stock options and RSUs that are subject to certain performance criteria). Previously, Section 162(m) has not had a significant impact on our compensation programs. Going forward, Section 162(m) may impact the Company, and we have included in Item 5 of this Proxy Statement a request for shareholders to approve the Performance Incentive Plan, which will permit the Company to potentially avoid application of certain Section 162(m) tax deduction limitations pursuant to a qualified performance-based compensation exception under Section 162(m). In any event, we will generally continue to seek to maximize the tax deductibility of compensation payments to our executive officers. We may, however, authorize payments to executive officers that may not be fully tax deductible, and we reserve the flexibility to do so.

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We also seek to structure compensation in a manner intended to avoid the incurrence of any additional tax, interest or penalties under Section 409A of the Internal Revenue Code. We make no representations or warranty, however, that recipients of any payments, compensation or other benefits will not incur additional tax, interest or penalties under Section 409A of the Internal Revenue Code.

How do risk considerations impact our compensation practices?

While risk-taking is a necessary part of growing a business, the Compensation Committee believes that the Company’s executive compensation program supports the objectives described above without encouraging inappropriate or excessive risk-taking. In reaching this conclusion, the Compensation Committee considered in particular the following attributes and risk-mitigation features of our program:

•	Our program’s emphasis on long-term, equity-based compensation, which discourages risk-taking that produces positive short-term results at the expense of building long-term shareholder value;

•	The balance between options and full-value RSUs, which on a combined basis results in what we believe is an appropriate degree of leverage;

•	Our program’s use of a time horizon over which our executives realize their compensation consistent with achieving long-term shareholder value;

•	Our annual cash incentive plan, which encourages annual performance that sustains rather than detracts from future performance;

Fiscal 2013 Executive Compensation

Base Salaries

As noted above, our Compensation Committee annually reviews salaries of our executive officers. Under their employment agreements, Messrs. Guidone, Thomson, Smith and MacGibbon are entitled to minimum annual base salaries of $450,000, $240,000, $200,000 and $213,000, respectively. However, the annual base salaries for our executive officers are reviewed and have been adjusted by our Compensation Committee from time to time, typically on an annual basis. In June 2013, our Compensation Committee again reviewed the salaries of each of our executive officers. Based on this review, the salaries of Messrs. Guidone, Thomson, Smith, MacGibbon and Thompson were increased to $550,000, $320,000, $250,000, $260,000 and $220,000, respectively, effective November 1, 2013.

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In making base salary decisions for fiscal 2013 for our executive officers listed in the Summary Compensation Table on page 53 of this proxy statement (“named executive officers”), the Compensation Committee considered (1) the terms of the named executive officer’s employment agreement, if any, (2) the performance of the named executive officer, (3) his level of responsibility and experience, (4) overall Company performance levels and (5) compensation levels of executives of peer companies. The relative weight given to each of these factors varied by position and individual and was within the sole discretion of the Compensation Committee. As noted above, although the Compensation Committee reviews base salaries annually, it does not automatically adjust base salaries on an annual basis.

Annual Incentive Compensation

For fiscal 2013, we adopted the fiscal year 2013 Bonus Plan (the “2013 Bonus Plan”). The 2013 Bonus Plan determined the amount of annual incentive compensation to be awarded to Company’s named executive officers and certain other eligible employees of the Company as follows. The 2013 Bonus Plan established an aggregate target bonus amount for fiscal year 2013 of $4.2 million (the “2013 Aggregate Target Bonus”). Pursuant to the 2013 Bonus Plan, the Company would accrue an aggregate bonus amount only if the Company’s fiscal 2013 EBITDA margin as a percentage of sales (excluding the bonus accrual) (“2013 EBITDA Margin”) exceeded 18.5%.  The actual aggregate bonus amount would be based on the amount by which  the Company’s fiscal 2013 EBITDA (excluding the bonus accrual) exceeds the EBITDA (excluding the bonus accrual) that would have resulted if 2013 EBITDA Margin were equal to 18.5% (the “2013 Excess Amount”).  Under the 2013 Bonus Plan, the following amounts were accrued to the aggregate bonus amount: (i) 40% of the 2013 Excess Amount up to a maximum accrual equal to the 2013 Aggregate Target Bonus, plus (ii) 20% of the 2013 Excess Amount above the Aggregate Target Bonus. The actual aggregate bonus amount accrued by the Company under the 2013 Bonus Plan was then subject to adjustment by the Compensation Committee following the end of the Company’s 2013 fiscal year to determine the amount (if any) that would actually be paid.

The Compensation Committee determined the portion of an actual accrued aggregate bonus amount under the 2013 Bonus Plan that would be paid to the Company’s Chief Executive Officer, and determined, in consultation with the Company’s Chief Executive Officer, the amount that will be paid to the other named executive officers and other eligible employees of the Company. For fiscal 2013, the Company’s EBITDA margin as a percentage of sales did not exceed 18.5% and the Compensation Committee did not grant any cash bonuses to the Company’s named executive officers.

For fiscal 2014, we adopted the fiscal year 2014 Bonus Plan (the “2014 Bonus Plan”). The 2014 Bonus Plan will determine the amount of annual incentive compensation to be awarded to the Company’s named executive officers and certain other eligible employees of the Company as follows.

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Accrual Calculation. The 2014 Bonus Plan establishes an aggregate target bonus amount for fiscal year 2014 of $5.0 million (the “2014 Aggregate Target Bonus”). Pursuant to the 2014 Bonus Plan, the Company will accrue an aggregate bonus amount only if the Company’s fiscal 2014 EBITDA margin as a percentage of sales (excluding the bonus accrual) (“2014 EBITDA Margin”) exceeds 18.5%.  The actual aggregate bonus amount will be based on the amount by which  the Company’s fiscal 2014 EBITDA (excluding the bonus accrual) exceeds the EBITDA (excluding the bonus accrual) that would have resulted if EBITDA Margin were equal to 18.5% (the “2014 Excess Amount”).  Under the 2014 Bonus Plan, the following amounts will be accrued to the aggregate bonus amount: (i) 50% of the 2014 Excess Amount up to a maximum accrual equal to the 2014 Aggregate Target Bonus, plus (ii) 20% of the 2014 Excess Amount above the Aggregate Target Bonus. The above summary of the 2014 Bonus Plan reflects the Compensation Committee’s decision in June 2013, subsequent to its adoption of the 2014 Bonus Plan on April 5, 2013, to increase the portion of the Excess Amount that is accrued from 40% of the Excess Amount to 50% of the Excess Amount.

Adjustment and Discretionary Payments. The actual aggregate bonus amount accrued and paid by the Company under the 2014 Bonus Plan will then subject to adjustment by the Compensation Committee following the end of the Company’s 2014 fiscal year to determine the amount (if any) that will actually be paid. The Compensation Committee will determine the portion of an actual accrued aggregate bonus amount that will be paid to the Company’s Chief Executive Officer, and will determine, in consultation with the Company’s Chief Executive Officer, the amount that will be paid to the other named executive officers and other eligible employees of the Company. Our Compensation Committee also retains discretion to pay a discretionary bonus to our named executive officers, including in the event no amount is accrued under the terms of the 2014 Bonus Plan.

Long-Term Incentive Compensation

The Compensation Committee uses stock options and restricted stock units as an important part of the long-term incentive compensation program and believes such awards continue to be an effective way to link an executive officer’s compensation to the performance of the Company. Awards are intended to encourage each of the executive officers to achieve established performance goals, to continue in the employ of the Company, to enhance their incentive to perform at the highest level, and in general, to further the best interests of the Company and its shareholders.

For fiscal 2013, the Compensation Committee considered the following factors in determining the size of each restricted stock unit grant awarded to each named executive officer:

•	the executive officer’s individual performance;

•	the executive officer’s potential future contributions to the Company and level of responsibility;

•	retention issues and concerns; and

•	the cost of the awards to the Company.

Based on the foregoing, the Compensation Committee awarded the named executive officers the number of RSUs set forth in the “Grants of Plan-Based Awards in Fiscal Year 2013” table on page 55 of this proxy statement for fiscal 2013, and in June 2013 awarded the named executive officers the number of performance-vesting RSUs described above under “Fiscal 2014 Developments.”

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Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with our management and based on the review and discussion recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and thereby incorporated by reference into our Annual Report on Form 10-K. The Board of Directors accepted the Compensation Committee’s recommendation. This report is made by the undersigned members of the Compensation Committee:

R. Barry Uber (Chair)

Morton L. Topfer

Kenneth E. Thompson

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EXECUTIVE OFFICERS

Our executive officers are as follows as of July 29, 2013:

Name	Age	Position

Frank Guidone	48	Chief Executive Officer, President and Director

Mark Thomson	45	Chief Financial Officer and Secretary

Glen MacGibbon	51	Executive Vice President

Steven Smith	64	Chief Operating Officer

Mitch Thompson	58	Chief Technology Officer

Jeffrey Kostelni	46	Treasurer and Vice President – Finance

Officers are not appointed for fixed terms. Biographical information for our current officers who are not also continuing Directors follows:

Mark Thomson was appointed as Chief Financial Officer and Secretary of the Company effective April 2, 2007. Prior to his appointment, Mr. Thomson held the position of Vice President and Chief Financial Officer of Allied Aerospace Industries, Inc., a provider of complex engineering solutions for aerospace & defense contractors and government agencies, since May 2002. Mr. Thomson served as the Senior Director of Finance & Accounting at the Launch Systems Group of Orbital Sciences Corporation, a designer and manufacturer of small space and rocket systems, from January 2001 to May 2002 and Group Controller from June 1998 to January 2001, prior to which he held financial management positions with several subsidiaries of Lockheed Martin, a global designer and manufacturer of aeronautics, electronic systems, information systems and space systems, from 1991 to 1998. Mr. Thomson is a graduate of the Lockheed Martin Financial Management program, holds an MBA from the University of Nevada, Reno, and a BA in Financial Economics from Saint Anselm College and is a graduate of the Harvard Business School General Management program.

Glen MacGibbon has served as Executive Vice President since March 2009. Prior to that, he was Group Vice President – Pressure/Force since April 1, 2007, prior to which he served as Vice President, Global Sales and Marketing of our Sensor Products Division since March 1, 2005. Prior to that, he was Director of Global Sales & Marketing since joining the Company in 1998. Mr. MacGibbon joined Measurement Specialties through our 1998 acquisition of PiezoSensors from AMP Incorporated, where he held various sales management roles since 1989. Previously he was working in both regional sales and technical support roles for the Riston Division of Dupont Electronics, a supplier of electronics and advanced display materials. He holds a B.S. in Mechanical Engineering from Bucknell University, and an M.B.A. from Illinois Benedictine College.

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Steven Smith has served as Chief Operating Officer since March 2009. Prior to that, he served as Vice President/General Manager – Asia since January 2006. Prior to joining the Company in December 2005, Mr. Smith spent five years as Vice President/General Manager of a wholly owned subsidiary of Compass Aerospace, Inc., a manufacturer of precision aircraft parts; five years in management consulting in the product development and private equity/due diligence practice areas of George Group, Inc., a global management consulting, technology services and outsourcing company; and 19 years combined with the aerospace electronics firms of Rockwell International, a manufacturer of defense and aerospace products, and Electrospace Systems, a manufacturer of electronic equipment and systems. Mr. Smith has held operational, engineering, marketing, financial and general management positions in his varied work experience. Mr. Smith received a B.A. in Economics (with minor studies in engineering) from the University of Southern California and a MBA (Finance) from the University of Louisville.

Mitch Thompson was appointed Chief Technology Officer effective March 2011. Prior to that, he was Vice President – Technology since April 2008, having previously served as Global Engineering Director, Piezo Electric Products. Dr. Thompson joined Measurement Specialties through our 1998 acquisition of PiezoSensors from AMP Incorporated, a designer and manufacturer of sensor systems and applications, where he held various technical and management roles since 1986. He holds a B.S. in Meteorology and a M.S. in Mechanical Engineering from Penn State University and a Ph.D. in Mechanical Engineering from Drexel University.

Jeffrey Kostelni has served as Treasurer and Vice President of Finance since January 2008, having previously served as Vice President of Finance from November 2006 until January 2008, as Corporate Controller from May 2005 until November 2006, and as SEC and Technical Accounting Director from June 2004 until May 2005.  Prior to joining the Company, he was Chief Financial Officer and Treasurer of Bontex, Inc., an international specialty fiberboard manufacturer, from 1994 to 2004, and held various positions in the audit department of Deloitte & Touche, a public accounting firm, from 1988 to 1993.  He holds a Bachelor of Science degree in Accountancy from Villanova University and is a Certified Public Accountant.

EXECUTIVE COMPENSATION

Summary Compensation. The following table contains summary information concerning the annual compensation for our principal executive officer (“CEO”), principal financial officer (“CFO”), and our three most highly compensated executive officers other than our CEO and CFO for the fiscal years ended March 31, 2013, March 31, 2012 and March 31, 2011:

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (2)		Total ($)
Frank Guidone	2013	500,000	704,440	—	—		17,788	(3)	1,222,228
President and Chief Executive Officer	2012	484,615	202,118	—	—		17,326	(4)	704,059
	2011	447,923	80,006	659,414	353,732	(5)	23,848	(6)	1,564,923
Mark Thomson	2013	275,385	288,180	—	—		15,278	(7)	578,843
Chief Financial Officer	2012	260,385	65,012	—	—		15,105	(8)	340,502
	2011	246,385	40,003	329,707	113,774	(5)	18,061	(9)	747,930

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Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (2)		Total ($)
Steve Smith	2013	228,462	240,150	—	—		13,958	(10)	482,570
Chief Operating Officer	2012	221,923	55,921	—	—		13,738	(11)	291,582
	2011	210,192	19,993	288,494	97,845	(5)	12,127	(12)	628,651
Glen MacGibbon	2013	246,923	256,160	—	—		16,110	(13)	519,193
Executive Vice President	2012	236,923	70,690	—	—		15,588	(14)	323,201
	2011	224,604	40,003	329,707	123,703	(5)	18,380	(15)	736,397
Mitch Thompson	2013	194,000	240,150	—	—		—		434,150
Chief Technology Officer	2012	181,923	41,374	—	—		—		223,297
	2011	170,346	15,008	288,494	72,402	(5)	—		546,250

(1)	Reflects the aggregate grant date fair value of stock options and restricted stock units granted during a year calculated in accordance with FASB ASC Topic 718. For a more detailed discussion on assumptions used to calculate the fair value of our options, refer to Notes 2 and 12 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013.
(2)	Excludes perquisites and other personal benefits unless the aggregate amount of such compensation exceeds $10,000.
(3)	Represents reimbursement of dental expenses of $579, reimbursement of medical expenses of $5,727, payment of disability insurance premium of $3,982 and employer matching contribution of $7,500 under the Company’s 401(k) plan.
(4)	Represents reimbursement of dental expenses of $532, reimbursement of medical expenses of $5,530, payment of disability insurance premium of $3,914 and employer matching contribution of $7,350 under the Company’s 401(k) plan.
(5)	Represents annual incentive compensation award earned in fiscal 2011 but paid in June 2011.
(6)	Represents reimbursement of dental expenses of $435, reimbursement of medical expenses of $4,998, payment of disability insurance premium of $3,715 and employer matching contribution of $14,700 under the Company’s 401(k) plan.
(7)	Represents reimbursement of dental expenses of $579, reimbursement of medical expenses of $5,727, payment of disability insurance premium of $1,472 and employer matching contribution of $7,500 under the Company’s 401(k) plan.
(8)	Represents reimbursement of dental expenses of $532, reimbursement of medical expenses of $5,530, payment of disability insurance premium of $1,693 and employer matching contribution of $7,350 under the Company’s 401(k) plan.
(9)	Represents reimbursement of dental expenses of $435, reimbursement of medical expenses of $4,998, and employer matching contribution of $12,628 under the Company’s 401(k) plan.
(10)	Represents reimbursement of dental expenses of $56, reimbursement of medical expenses of $688, payment of disability insurance premium of $6,395 and employer matching contribution of $6,819 under the Company’s 401(k) plan.
(11)	Represents payment of disability insurance premium of $7,150 and employer matching contribution of $6,588 under the Company's 401 (k) plan.
(12)	Represents employer matching contribution of $12,127 under the Company’s 401(k) plan.
(13)	Represents reimbursement of dental expenses of $579, reimbursement of medical expenses of $5,727, payment of disability insurance premium of $2,466 and employer matching contribution of $7,338 under the Company's 401(k) plan.
(14)	Represents reimbursement of dental expenses of $532, reimbursement of medical expenses of $5,530, payment of disability insurance premium of $2,488 and employer matching contribution of $7,038 under the Company's 401(k) plan.

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(15)	Represents reimbursement of dental expenses of $435, reimbursement of medical expenses of $4,998, and employer matching contribution of $12,947 under the Company's 401(k) plan.

Grants of Plan-Based Awards in Fiscal Year 2013. The following table contains information related to the grant of restricted stock units under the Company’s 2010 Equity Incentive Plan during the fiscal year ended March 31, 2013 to the executive officers named in the Summary Compensation Table and the target amount of their annual incentive plan award opportunity for the fiscal year ended March 31, 2013. There were no other equity awards granted to the named executive officers during the fiscal year ended March 31, 2013.

Name	Award Type or Opportunity	Grant Date	Date of Compensation Committee Meeting at which Grant was Approved	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($) (1)
				Target ($)
Frank Guidone	RSU	7/2/2012	6/19/2012	—	22,000	(2)	704,440
	AIP (3)	n/a	n/a	500,000	—		—
Mark Thomson	RSU	7/2/2012	6/19/2012	—	9,000	(2)	288,180
	AIP (3)	n/a	n/a	182,000	—		—
Steve Smith	RSU	7/2/2012	6/19/2012	—	7,500	(2)	240,150
	AIP (3)	n/a	n/a	126,500	—		—
Glen MacGibbon	RSU	7/2/2012	6/19/2012	—	8,000	(2)	256,160
	AIP (3)	n/a	n/a	162,500	—		—
Mitch Thompson	RSU	7/2/2012	6/19/2012	—	7,500	(2)	240,150
	AIP (3)	n/a	n/a	108,900	—		—

(1)	Reflects the aggregate grant date fair value of restricted stock units granted during the 2013 fiscal year calculated in accordance with FASB ASC Topic 718.

(2)	Represents restricted stock units that vest in four equal installments on July 2, 2013, 2014, 2015 and 2016.

(3)	Represents annual incentive plan target bonus opportunity. For a discussion of the cash performance incentive opportunity available to our named executive officers and other employees, see above under “Annual Incentive Compensation” in our Compensation Discussion and Analysis and see below under “Executive Agreements and Related Transactions”.

Outstanding Equity Awards at Fiscal Year-End 2013. The following table contains information concerning unexercised options and restricted stock units held as of March 31, 2013 by the executive officers named in the Summary Compensation Table. There were no other outstanding equity awards held by our named executive officers as of March 31, 2013.

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	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)	Option Expiration Date		Number of Shares or Units of Stock that Have Not Vested (#) (1)	Market Value of Shares or Units of Stock that Have Not Vested ($) (2)
Frank Guidone	32,000	(3)	16,000	(3)	26.91	12/1/2020		—	—
	60,000	(4)	—		7.10	7/1/2017	(4)	—	—
	50,000	(5)	—		4.85	12/1/2017	(5)	—	—
	19,590	(6)	—		25.52	3/31/2016	(6)	—	—
	280,410	(7)	—		25.52	3/31/2016	(7)	—	—
	20,001	(8)	—		23.90	12/3/2015	(8)	—	—
	—		—		—	—		22,000	874,940
Mark Thomson	16,000	(9)	8,000	(9)	26.91	12/1/2020		—	—
	30,000	(10)	—		7.10	7/1/2017	(10)	—	—
	12,500	(11)	—		4.85	12/1/2017	(11)	—	—
	17,752	(12)	—		22.53	4/2/2017	(12)	—	—
	42,248	(13)	—		22.53	4/2/2017	(13)	—	—
	5,001	(14)	—		23.90	12/3/2015	(14)	—	—
	—		—		—	—		9,000	357,930
Steve Smith	14,000	(15)	7,000	(15)	26.91	12/1/2020		—	—
	5,000	(16)	—		4.85	12/1/2017	(16)	—	—
	—		—		—	—		7,500	298,275
Glen MacGibbon	16,000	(9)	8,000	(9)	26.91	12/1/2020		—	—
	30,000	(10)	—		7.10	7/1/2017	(10)	—	—
	25,000	(11)	—		4.85	12/1/2017	(11)	—	—
	2,400	(17)	—		24.14	11/9/2015	(17)	—	—
	9,999	(18)	—		23.90	12/3/2015	(18)	—	—
	10,000	(19)	—		23.63	7/2/2017	(19)	—	—
	—		—		—	—		8,000	318,160
Mitch Thompson	14,000	(15)	7,000	(15)	26.91	12/1/2020		—	—
	10,000	(20)	—		7.10	7/1/2017	(20)	—	—
	9,000	(21)	—		4.85	12/1/2017	(21)	—	—
	3,334	(22)	—		17.08	5/1/2016	(22)	—	—
	667	(23)	—		23.90	12/3/2015	(23)	—	—
	4,000	(24)	—		23.09	11/22/2016	(24)	—	—
	—		—		—	—		7,500	298,275

(1)	Amounts in this column represent grants of restricted stock units outstanding as of March 31, 2013. All restricted stock units reflected in this column vest in four equal installments on July 2, 2013, 2014, 2015 and 2016 and vest in full upon a change in control of the Company.

(2)	The market value of the restricted stock units was calculated by multiplying the number of restricted stock units by $39.77, the closing price of our common stock on March 28, 2013, the last trading day prior to March 31, 2013.

(3)	Represents grant of 48,000 non-qualified stock options that vest in three equal installments of 16,000 on December 1, 2011, 2012 and 2013, respectively, and vest in full upon a change in control of the Company.

(4)	Represents grant of 60,000 non-qualified stock options that vested in three equal installments of 20,000 on July 1, 2010, 2011 and 2012 and expire in three equal installments of 20,000 on July 1, 2015, 2016 and 2017, respectively.

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(5)	Represents grant of 50,000 non-qualified stock options that vested in four equal installments of 12,500 on December 1, 2009, 2010, 2011 and 2012 and expire in four equal installments of 12,500 on December 1, 2014, 2015, 2016 and 2017, respectively.
(6)	Represents grant of 19,590 incentive stock options that vested in five equal installments of 3,918 on March 31, 2007, 2008, 2009, 2010, and 2011 and expire on March 31, 2016.
(7)	Represents grant of 280,410 non-qualified stock options that vested in five equal installments of 56,082 on March 31, 2007, 2008, 2009, 2010, and 2011 and expire on March 31, 2016.
(8)	Represents grant of 20,001 non-qualified stock options that vested in three equal installments of 6,667 on December 3, 2008, 2009 and 2010 and expire in three equal installments of 6,667 on December 3, 2013, 2014 and 2015.
(9)	Represents grant of 24,000 non-qualified stock options that vest in three equal installments of 8,000 on December 1, 2011, 2012 and 2013.
(10)	Represents grant of 30,000 non-qualified stock options that vested in three equal installments of 10,000 on July 1, 2010, 2011 and 2012 and expire in three equal installments of 10,000 on July 1, 2015, 2016 and 2017, respectively.
(11)	Represents grant of 25,000 non-qualified stock options that vested in four equal installments of 6,250 on December 1, 2009, 2010, 2011 and 2012 and expire in four equal installments of 6,250 on December 1, 2014, 2015, 2016 and 2017, respectively.
(12)	Represents grant of 22,190 incentive stock options that vested in five equal installments of 4,438 on April 2, 2008, 2009, 2010, 2011 and 2012 and expire in five equal installments of 4,438 on April 2, 2013, 2014, 2015, 2016 and 2017.
(13)	Includes (a) 27,810 non-qualified stock options that vested in five equal installments of 5,562 on April 2, 2008, 2009, 2010, 2011 and 2012 and expire in five equal installments of 5,562 on April 2, 2013, 2014, 2015, 2016 and 2017, respectively and (b) 25,000 non-qualified stock options that vest in five equal installments of up to 5,000 on April 2, 2008, 2009, 2010, 2011 and 2012 subject to performance targets determined by the Compensation Committee and expire on April 2, 2013, 2014, 2015, 2016 and 2017, respectively.
(14)	Represents grant of 5,001 non-qualified stock options that vested in three equal installments of 1,667 on December 3, 2008, 2009 and 2010 and expire in three equal installments of 1,667 on December 3, 2013, 2014 and 2015, respectively.
(15)	Represents grant of 21,000 non-qualified stock options that vest in three equal installments of 7,000 on December 1, 2011, 2012 and 2013, respectively.
(16)	Represents grant of 20,000 non-qualified stock options that vested in four equal installments of 5,000 on December 1, 2009, 2010, 2011 and 2012 and expire in four equal installments of 5,000 on December 1, 2014, 2015, 2016 and 2017, respectively.
(17)	Represents grant of 4,000 incentive stock options that vested in five equal installments of 800 on November 9, 2006, 2007, 2008, 2009 and 2010 and expire in five equal installments of 800 on November 9, 2011, 2012, 2013, 2014 and 2015, respectively.
(18)	Represents grant of 9,999 non-qualified stock options that vested in three equal installments of 3,333 on December 3, 2008, 2009 and 2010 and expire in three equal installments of 3,333 on December 3, 2013, 2014 and 2015, respectively.
(19)	Represents grant of 10,000 non-qualified stock options that vested in five equal installments of 2,000 on July 2, 2008, 2009, 2010, 2011 and 2012 and expire in five equal installments of 2,000 on July 2, 2013, 2014, 2015, 2016 and 2017, respectively.
(20)	Represents grant of 15,000 non-qualified stock options that vested in three equal installments of 5,000 on July 1, 2010, 2011 and 2012 and expire in three equal installments of 5,000 on July 1, 2015, 2016 and 2017, respectively.
(21)	Represents grant of 12,000 non-qualified stock options that vested in four equal installments of 3,000 on December 1, 2009, 2010, 2011 and 2012 and expire in four equal installments of 3,000 on December 1, 2014, 2015, 2016 and 2017, respectively.

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(22)	Represents grant of 10,000 non-qualified stock options that vested in two installments of 3,333 on each of May 1, 2009 and 2010 and one installment of 3,334 on May 1, 2011 and expire in two installments of 3,333 on each of May 1, 2014 and 2015 and one installment of 3,334 on May 1, 2016, respectively.
(23)	Represents grant of 2,001 non-qualified stock options that vested in three equal installments of 667 on December 3, 2008, 2009 and 2010 and expire in three equal installments of 667 on December 3, 2013, 2014 and 2015, respectively.
(24)	Represents grant of 5,000 incentive stock options that vested in five equal installments of 1,000 on November 22, 2007, 2008, 2009, 2010 and 2011 and expire in five equal installments of 1,000 on November 22, 2012, 2013, 2014, 2015 and 2016, respectively.

    Option Exercises and Stock Vested in Fiscal Year 2013. The following table sets forth certain information concerning option exercises by our named executive officers and vesting of our Common Stock held by them during the fiscal year ended March 31, 2013:

Name	Option Awards		Stock Awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($) (1)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (2)

Frank Guidone	—	—	6,336	205,223
Mark Thomson	15,000	154,622	2,038	66,011
Steve Smith	34,019	449,924	1,753	56,780
Glen MacGibbon	800	6,063	2,216	71,776
Mitch Thompson	1,000	9,490	1,297	42,010

(1)	Based on the market price of our Common Stock on the date of exercise.
(2)	Based on the market price of our Common Stock on the vesting date.

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EXECUTIVE AGREEMENTS AND RELATED TRANSACTIONS

We maintain employment agreements with each of our named executive officers other than Mr. Thompson. The employment agreements generally set forth the terms and conditions of the named executive officer’s employment with us and provide for certain payments and benefits upon the named executive officer’s termination of employment with us under certain circumstances. The general terms of these employment agreements are summarized below and additional information regarding their employment termination payment provisions is provided under the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 61 of this proxy statement.

Agreement with Frank Guidone

The Company entered into an amended and restated employment agreement with Frank Guidone, the Company’s Chief Executive Officer, effective November 6, 2007 (as amended on June 6, 2011, the “Guidone Employment Agreement”). The Guidone Employment Agreement was approved by the Compensation Committee. Under the terms of the Guidone Employment Agreement, Mr. Guidone is entitled to receive an annual base salary of $450,000 subject to annual increases at the discretion of the Compensation Committee or the Board of Directors. Mr. Guidone is eligible to receive an annual bonus pursuant to the Company’s Bonus Plan, payable in accordance with the terms thereof, based upon annual performance criteria and goals established by the Compensation Committee. In July 2011, the Compensation Committee established a target bonus amount of 100% of Mr. Guidone’s annual salary. If earned, such target bonus together with Mr. Guidone’s base salary would have resulted in total cash compensation of between the 50th and the 75th percentiles of the Company’s identified peer group. Upon a change in control of the Company, all of Mr. Guidone’s unvested options and RSUs will immediately vest in accordance with the terms of his award agreements. Pursuant to the Guidone Employment Agreement, upon termination of employment by Mr. Guidone for good reason, or termination of employment by the Company other than for cause (as such events are described in the Guidone Employment Agreement), Mr. Guidone will be entitled to receive (A) a lump sum payment in the amount of (1) earned but unpaid salary and bonus, (2) earned but unpaid bonus, (3) incurred but unreimbursed business expenses, (4) 150% of Mr. Guidone’s annual salary, plus (5) a pro rata portion of the accrued annual bonus for the fiscal year of termination, the amount of which will be the amount determined by the Board of Directors based on actual performance, multiplied by a fraction, the numerator of which is the number of days during the fiscal year of Mr. Guidone’s termination before the date of termination, and the denominator of which is 365, and (B) vesting of a pro rata portion of any unvested options scheduled to vest within the twelve month period following such termination.

In June 2013, the Compensation Committee increased Mr. Guidone’s base salary to $550,000 effective November 1, 2013.

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Agreement with Mark Thomson

The Company entered into an employment agreement with Mark Thomson, the Company’s Chief Financial Officer, effective as of April 2, 2007 (as amended on June 6, 2011, the “Thomson Employment Agreement”). The Thomson Employment Agreement was approved by the Compensation Committee. Pursuant to the Thomson Employment Agreement, Mr. Thomson is entitled to an annual base salary of $230,000, subject to annual increases at the discretion of the Board of Directors or Compensation Committee, and an annual bonus of up to 40% of his annual salary based on minimum Company and individual performance standards to be determined on an annual basis by management of the Company. In June 2013, the Compensation Committee increased Mr. Thomson’s base salary from $280,000 to $320,000 effective November 1, 2013 and set Mr. Thomson’s target bonus amount at 55% of Mr. Thomson’s annual salary for fiscal 2014. If earned, such target bonus together with Mr. Thomson’s base salary would result in total cash compensation of between the 50th and 75th percentiles of the Company’s identified peer group. Upon a change of control of the Company, all of Mr. Thomson’s unvested options and RSUs will immediately vest in accordance with the terms of his award agreements. Pursuant to the Thomson Employment Agreement, upon the termination of employment by Mr. Thomson for good reason, or termination of employment by the Company other than for cause (as such events are described in the Thomson Employment Agreement), Mr. Thomson will be entitled to receive (1) 100% of his annual salary in effect at the time of such termination to be paid in equal installments over the course of one year in accordance with the Company’s payroll practices then in effect, (2) the amount of unpaid bonus earned by him in the fiscal year preceding such termination, and (3) a pro-rata portion of the accrued annual bonus for the fiscal year of termination, the amount of which will be the amount determined by the Board of Directors of the Company based on actual performance, multiplied by a fraction, the numerator of which is the number of days during the fiscal year of Mr. Thomson’s termination before the date of termination, and the denominator of which is 365.

Agreement with Steve Smith

The Company entered into an employment agreement with Steve Smith, currently its Chief Operating Officer, effective as of December 7, 2005 (as amended on June 6, 2011, the “Smith Employment Agreement”). The Smith Employment Agreement was approved by the Compensation Committee. Pursuant to the Smith Employment Agreement, Mr. Smith is entitled to receive an annual base salary of $190,000, subject to annual increases at the discretion of the Board of Directors. Effective in June 2013, Mr. Smith is eligible for an annual bonus of up to 50% of his annual salary based on minimum Company and individual performance standards to be determined on an annual basis by the Compensation Committee. If earned, such target bonus together with Mr. Smith’s base salary would result in total cash compensation of between the 50th and 75th percentiles of the Company’s identified peer group. Upon a change in control of the Company, all of Mr. Smith’s unvested options and RSUs will immediately vest in accordance with the terms of his award agreements. Pursuant to the Smith Employment Agreement, upon termination of employment by the Company other than for cause (as such events are described in the Smith Employment Agreement), Mr. Smith will be entitled to receive (1) 100% of his annual salary in effect at the time of such termination to be paid semi-monthly, (2) the amount of unpaid bonus earned by him in the fiscal year preceding such termination and (3) a pro-rata portion of the accrued annual bonus for the fiscal year of termination, the amount of which will be the amount determined by the Board of Directors of the Company based on actual performance, multiplied by a fraction, the numerator of which is the number of days during the fiscal year of Mr. Smith’s termination before the date of termination, and the denominator of which is 365.

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In June 2013, the Compensation Committee increased Mr. Smith’s base salary to $250,000 effective November 1, 2013.

Agreement with Glen MacGibbon

The Company entered into an employment agreement with Glen MacGibbon, currently its Executive Vice President, effective as of March 14, 2008 (as amended on June 6, 2011, the “MacGibbon Employment Agreement”). The MacGibbon Employment Agreement was approved by the Compensation Committee. Pursuant to the MacGibbon Employment Agreement, Mr. MacGibbon is entitled to receive an annual base salary of $203,000, subject to annual increases at the discretion of the Board of Directors or Compensation Committee. Effective in June 2013, Mr. MacGibbon was eligible for an annual bonus of 55% of his annual salary based on minimum Company and individual performance standards to be determined on an annual basis by management of the Company. If earned, such target bonus together with Mr. MacGibbon’s base salary would result in total cash compensation of between the 50th and 75th percentiles of the Company’s identified peer group. Upon a change of control of the Company, all of Mr. MacGibbon’s unvested options and RSUs will immediately vest in accordance with the terms of his award agreements. Pursuant to the MacGibbon Employment Agreement, upon the termination of employment by Mr. MacGibbon for good reason, or termination of employment by the Company other than for cause (as such events are described in the MacGibbon Employment Agreement), Mr. MacGibbon will be entitled to receive (1) 100% of his annual salary in effect at the time of such termination to be paid in equal installments over the course of one year in accordance with the Company’s payroll practices then in effect, (2) any accrued but unpaid annual bonus earned in the fiscal year prior to such termination and (3) a pro-rata portion of the accrued annual bonus for the fiscal year of termination, the amount of which will be the amount determined by the Board of Directors of the Company based on actual performance, multiplied by a fraction, the numerator of which is the number of days during the fiscal year of Mr. MacGibbon’s termination before the date of termination, and the denominator of which is 365.

In June 2013, the Compensation Committee increased Mr. MacGibbon’s base salary to $260,000 effective November 1, 2013.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table reflects the estimated potential compensation payable to each of the executive officers named in the Summary Compensation Table under the Company’s compensation and benefit plans and arrangements, and under each such executive’s respective employment agreement, as applicable, in the event of termination of such executive’s employment under various scenarios. The amounts shown are estimates of the amounts that would have been paid out to the executives upon termination of their employment assuming that such termination was effective March 31, 2013. For a description of our employment agreements with each of Messrs. Guidone, Thomson, Smith, and MacGibbon, see “Executive Agreements and Related Transactions” beginning on page 59 of this proxy statement.

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Name	Cash Severance Payment ($)	Acceleration of Equity Awards ($) (1)	Total Termination Benefits ($)
Frank Guidone
Termination Without Change in Control
— Cause, Voluntary Resignation, Death or Retirement	—	—	—
— Without Cause or for Good Reason	750,000	424,495	1,174,495
Termination Following Change in Control
— Cause, Voluntary Resignation, Death or Retirement	—	1,080,700	1,080,700
— Without Cause or for Good Reason	750,000	1,080,700	1,830,700
Mark Thomson
Termination Without Change in Control
— Cause, Voluntary Resignation, Death or Retirement	—	—	—
— Without Cause or for Good Reason	280,000	—	280,000
Termination Following Change in Control
— Cause, Voluntary Resignation, Death or Retirement	—	357,930	357,930
— Without Cause or for Good Reason	280,000	357,930	637,930
Steve Smith
Termination Without Change in Control
— Cause, Voluntary Resignation, Death or Retirement	—	—	—
— Without Cause or for Good Reason	230,000	—	230,000
Termination Following Change in Control
— Cause, Voluntary Resignation, Death or Retirement	—	388,295	388,295
— Without Cause or for Good Reason	230,000	388,295	618,295
Glen MacGibbon
Termination Without Change in Control
— Cause, Voluntary Resignation, Death or Retirement	—	—	—
— Without Cause or for Good Reason	250,000	—	250,000
Termination Following Change in Control
— Cause, Voluntary Resignation, Death or Retirement	—	421,040	421,040
— Without Cause or for Good Reason	250,000	421,040	671,040
Mitch Thompson
Termination Without Change in Control
— Cause, Voluntary Resignation, Death or Retirement	—	—	—
— Without Cause or for Good Reason	—	—	—
Termination Following Change in Control
— Cause, Voluntary Resignation, Death or Retirement	—	388,295	388,295
— Without Cause or for Good Reason	—	388,295	388,295

(1)	The terms of stock options and restricted stock units awarded to each of the executive officers named in the Summary Compensation Table provide that the vesting of such awards is accelerated upon a change in control of the Company. This acceleration occurs whether or not there is a termination of employment. The acceleration of any unvested options at March 31, 2013 is based on the difference between $39.77, the closing price of our common stock on March 28, 2013, the last trading day prior to March 31, 2013, and the exercise prices of the options. The acceleration of any unvested restricted stock units at March 31, 2013 is based on the closing price of our common stock on March 28, 2013, the last trading day prior to March 31, 2013.

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BENEFICIAL OWNERSHIP OF MEASUREMENT SPECIALTIES COMMON STOCK

The following table shows information regarding the beneficial ownership of our common shares as of April 30, 2013 for:

•	each of our directors;

•	each executive officer named in the summary compensation table; and

•	all directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent (2)
Frank D. Guidone (3)	540,070	3.4%
Mark Thomson (4)	153,996	*
Steven Smith (5)	29,368	*
Glen MacGibbon (6)	113,260	*
Mitch Thompson (7)	47,872	*
John D. Arnold (8)	104,575	*
Satish Rishi (9)	28,500	*
Kenneth E. Thompson (10)	40,000	*
Morton L. Topfer (11)	595,248	3.7%
R. Barry Uber (12)	40,070	*
All directors and executive officers as a group (10 persons) (13)	1,644,884	10.5%

* less than 1%

(1)	The address of each person is c/o Measurement Specialties, Inc., 1000 Lucas Way, Hampton, VA 23666.
(2)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and all of our directors and executive officers as a group and the percentage ownership of that person and all of our directors and executive officers as a group, shares of common stock subject to options, warrants and restricted stock units held by that person and all of our directors and executive officers as a group that are currently exercisable or exercisable within 60 days of April 30, 2013 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. The percentage of beneficial ownership is based on 15,726,664 shares of common stock outstanding as of July 22, 2012.
(3)	Includes options to purchase 462,001 shares.
(4)	Includes options to purchase 123,501 shares.

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(5)	Includes options to purchase 19,000 shares.
(6)	Includes, options to purchase 93,399 shares and 50 shares own by the shareholder’s son.
(7)	Includes and options to purchase 41,001 shares.
(8)	Includes options to purchase 21,500 shares.
(9)	Includes options to purchase 26,500 shares and 2,000 shares held in an irrevocable living trust for the benefit of the shareholder’s spouse.
(10)	Includes options to purchase 26,500 shares.
(11)	Includes 5,000 shares owned by the shareholder’s spouse as to which the shareholder disclaims beneficial ownership.
(12)	Includes options to purchase 26,500 shares.
(13)	Includes options to purchase an aggregate of 839,902 shares.

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CERTAIN BENEFICIAL OWNERS

The following table gives information about each shareholder, other than any of our directors or executive officers, known by us to be a beneficial owner of more than 5% percent of common stock as of June 28, 2013, based on information filed with the SEC:

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent
Brown Capital Management, LLC 1201 N Calvert Street Baltimore, Maryland 21201	2,725,298	(1)	17.77	%(1)
Janus Capital Management LLC 151 Detroit Street Denver, Colorado 80206 (2)	1,906,335	(2)	12.4	%(2)
BlackRock, Inc. 40 E. 52nd Street New York, New York 10022	1,178,472	(3)	7.69	%(3)
The Vanguard Group P.O. Box 2600 Valley Forge, PA 19482	884,543	(4)	5.76	%(4)

(1)	Based solely on the disclosures made in a report on Schedule 13G/A filed with the SEC by Brown Capital Management, LLC on February 11, 2013.
(2)	Based soley on the disclosures made in a report on Schedule 13G/A filed with SEC by Janus Capital Management on February 14, 2013.
(3)	Based solely on the disclosures made in a report on Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 4, 2013.
(4)	Based solely on the disclosures made in a report on Schedule 13G/A filed with SEC by The Vanguard Group on February 7, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and the persons who beneficially own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Copies of all filed reports are required to be furnished to us. Based solely on the reports received by us and on the representations of the reporting persons, we believe that these persons have complied with all applicable filing requirements during fiscal 2013, except for Steven Smith (one late Form 4 filing which reported two transactions), Morton L. Topfer (one late Form 4 filing which reported one transaction) and John Arnold (one late Form 4 filing which reported two transactions).

ANNUAL REPORT ON FORM 10-K

In addition to the proxy statement and proxy card, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013 is enclosed. The Annual Report on Form 10-K is being furnished to you without the exhibits thereto. Upon your request, the Company will provide you with a copy of the exhibits. You may under some circumstances be responsible for the Company’s reasonable expenses in furnishing such exhibits.

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SHAREHOLDER PROPOSALS FOR THE CALENDAR YEAR 2014

ANNUAL MEETING

Shareholders who wish to present proposals to be considered for inclusion in the Company’s proxy materials for the 2014 Annual Meeting of Shareholders must submit such proposals to our Secretary at Measurement Specialties, Inc., 1000 Lucas Way, Hampton, VA 23666 by March 31, 2014. For any proposal that is not submitted for consideration for inclusion in next year’s proxy materials, but is instead sought to be presented directly at the 2014 Annual Meeting, SEC rules permit us to exercise discretionary voting authority to the extent conferred by proxy if we: (1) receive notice of the proposal before June 21, 2014 and advise shareholders in the 2014 proxy statement of the nature of the proposal and how management intends to vote on such matter or (2) do not receive notice of the proposal before June 21, 2014. Notices of intention to present proposals at the 2014 Annual Meeting should be submitted to our Secretary at Measurement Specialties, Inc., 1000 Lucas Way, Hampton, VA 23666.

Our by-laws provide that a shareholder entitled to vote for the election of directors may nominate persons for election to our Board of Directors by delivering written notice to our Secretary. With respect to an election to be held at an annual meeting of shareholders, such notice generally must be received by our Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the first anniversary of the preceding year’s annual meeting. In the event that the date of an annual meeting is more than 30 days before or more than seventy days after the first anniversary of the preceding year’s annual meeting, such notice must be received by our Secretary not earlier than the close of business on the 120th day before the annual meeting and not later than the close of business on the later of the 90th day before the annual meeting or the 10th day following the day on which we publicly announce the date of the annual meeting. With respect to an election to be held at a special meeting of shareholders, such notice must be received by our Secretary not earlier than the close of business on the 120th day before such special meeting, and not later than the close of business on the later of the 90th day before such special meeting or the 10th day following the day on which we publicly announce the date of the special meeting and the nominees proposed by our Board of Directors to be elected at such special meeting.

The shareholder’s notice must include:

•	as to each person whom the shareholder proposes to nominate for election as a director:

o	all information relating to such person that is required to be disclosed insolicitations of proxies for election of directors in an election contest or isotherwise required pursuant to Regulation 14A under the Exchange Act; and

o	such person’s written consent to being named in the proxy statement as a nomineeand to serving as such a director if elected; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

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o	the name and address of such shareholder, as they appear on our books, and ofsuch beneficial owner;

o	(a) the class and number of shares of capital stock of the Company that are owned beneficially and of record by such shareholder and such beneficial owner, and (b) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise directly or indirectly owned beneficially by such shareholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company;

o	a representation that the shareholder is a holder of record of the Company’s common stock entitled to vote at such meeting and intends to appear in person or by proxy at the annual meeting to propose such nomination; and

o	a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s common stock required to elect the nominee and/or (2) otherwise to solicit proxies from shareholders in support of such nomination.

Because the calendar year 2013 annual meeting is to be held on September 19, 2013, written notice of a shareholder proposal to be acted upon at the 2014 annual meeting must be received by our Secretary not later than the close of business on June 21, 2014, nor earlier than the close of business on May 22, 2014.

In order for a shareholder to bring other business before a shareholder meeting, notice must be received by our Secretary within the time limits described in the immediately preceding paragraph. The shareholder’s notice must contain:

•	as to each matter:

o	a brief description of the business desired to be brought before the annualmeeting;

o	the text of the proposal or business (including the text of any resolutions proposedfor consideration and in the event that such business includes a proposal to amendour by-laws, the language of the proposed amendment);

o	the reasons for conducting such business at the annual meeting; and

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o	any material interest in such business of such shareholder and for the beneficialowner, if any, on whose behalf the proposal is made; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the information described above with respect to the shareholder proposing such business.

The requirements found in our by-laws are separate from and in addition to the requirements of the Securities and Exchange Commission that a shareholder must meet to have a proposal included in our proxy statement.

Other Matters

The Board of Directors is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. However, if any other matter should properly come before the meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto, in what according to their judgment, is in the interests of the Company and its shareholders.

July 29, 2013

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EXHIBIT A

MEASUREMENT SPECIALTIES, INC.

2013 EQUITY INCENTIVE PLAN

Section 1. History; Effective Date

Measurement Specialties, Inc., a New Jersey corporation (“Measurement Specialties”), has established the Measurement Specialties, Inc. 2013 Equity Incentive Plan, as set forth herein, and as the same may be amended from time to time (the “Plan”). The Plan was adopted by the Board of Directors of Measurement Specialties on July 12, 2013, as a successor plan to the Amended and Restated Measurement Specialties, Inc. 2010 Equity Incentive Plan (the “2010 Plan”). The Plan shall become and is effective as of the date that it is approved by the shareholders of Measurement Specialties (the “Effective Date”). No awards will be made under the 2010 Plan after the Effective Date of this Plan.

Section 2. Purpose

The purpose of the Plan is to enable Measurement Specialties, Inc. and its Subsidiaries (collectively, the “Company”) to attract, retain, motivate and provide additional incentives to certain directors, officers, employees, consultants and advisors, whose contributions are essential to the growth and success of the Company, by enabling them to participate in the long-term growth of the Company through stock ownership.

Section 3. Definitions

As used in the Plan:

“Adjusted EBITDA” means, without duplication, an amount equal to (a) Consolidated Net Income determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), (v) any other non-cash gains that have been added in determining Consolidated Net Income and (vi) gains due to fluctuations in currency exchange rates, in each case to the extent included in the calculation of Consolidated Net Income in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) interest expense, (iii) loss from extraordinary items (including from export control matters) for such period, (iv) any aggregate net loss during such period arising from the sale, exchange or other disposition of capital assets (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities) (v) the amount of non-cash charges (including depreciation and amortization, fair value adjustments to earn-outs, and non-cash compensation for Equity Interests for such period, (vi) amortized debt discount for such period, (vii) losses due to fluctuations in currency exchange rates, and (viii) non-recurring expenses incurred during the relevant period and (ix) the amount of any deduction to Consolidated Net Income as the result of any grant to any members of the management of any Equity Interests, in each case to the extent included in the calculation of Consolidated Net Income in accordance with GAAP, but without duplication.

“Award” means a grant of an Option, Restricted Stock or Restricted Stock Units under the terms of this Plan.

“Award Agreement” means the agreement between Measurement Specialties and a Participant pursuant to which an Award is granted, and which specifies the terms and conditions of the Award.

“Board” means the Board of Directors of Measurement Specialties.

“Cause” means the termination of a Participant’s employment, consulting or advisory relationship with the Company or the termination of a Participant’s membership on the Board because of the occurrence of any of the following events, as determined by the Board:

(i)        the Participant materially breaches or fails to perform any of his obligations as an employee or director of the Company;

(ii)       the Participant conducts his duties with respect to the Company in a manner that is improper or negligent; or

(iii)      the Participant fails to perform his obligations faithfully as provided in any employment agreement executed between the Company and the Participant or is otherwise terminated for “cause” as “cause” may be defined in such agreement, engages in habitual drunkenness, drug abuse, or commits a felony, fraud or willful misconduct which has resulted, or is likely to result, in material damage to the Company, or as the Board in its sole discretion may determine.

“Change in Control” means any of the following events:

(i)        a change during any 12-month period in the ownership of the capital stock of Measurement Specialties, whereby a corporation, partnership, other entity, person, or group acting in concert, as described in Section 14(d)(2) of the Exchange Act holds or acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a number of shares of capital stock of Measurement Specialties, as the case may be, which constitutes more than fifty percent (50%) of the combined voting power of Measurement Specialties’ then outstanding capital stock entitled to vote generally in the election of directors (the “Company Voting Stock”); or

(ii)        the consummation of any merger, consolidation, share exchange, business combination or reorganization plan involving Measurement Specialties if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not the persons who immediately prior to such transaction held the Company Voting Stock, or

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(iii)        the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of more than 50% of the combined assets of Measurement Specialties to any corporation, partnership, other entity, person, or group acting in concert, as described in Section 14(d)(2) of the Exchange Act, other than to a Subsidiary of Measurement Specialties or to any “affiliate” (as defined in Rule 12b-2 under the Exchange Act) of any of the foregoing;

provided, that the following events shall not constitute a Change in Control:

(A)        the acquisition of shares of capital stock of Measurement Specialties by the Company or any of its Subsidiaries or “affiliates” (as defined in Rule 12b-2 under the Exchange Act);

(B)        the acquisition of shares of capital stock of Measurement Specialties by any employee benefit plan (or trust) sponsored or maintained by the Company;

(C)        any transfer of shares of capital stock of Measurement Specialties by gift, devise or descent by a stockholder to a member of such stockholder’s family or to a trust established or maintained for the benefit of a stockholder or any member of his family; or

(D)        the acquisition of shares of capital stock of Measurement Specialties by any officer or employee of the Company pursuant to any stock option plan established by Measurement Specialties.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board (or any successor committee of the Board) or such other committee that is responsible for making recommendations to the Board (or for exercising authority delegated to it by the Board pursuant to Section 4 of the Plan, if any) with respect to the grant and terms of Awards under the Plan; provided, however, that (i) with respect to Awards to officers of the Company or members of the Board for purposes of Section 16 of the Exchange Act, Committee means all of the members of the Compensation Committee who are “non-employee directors” within the meaning of Rule 16b-3 adopted under the Exchange Act, or any successor rule, (ii) with respect to Awards to any employees who are officers of the Company or members of the Board for purposes of Section 16 and which are intended to be Section 162(m) Exempt Awards, Committee means all of the members of the Compensation Committee who are “outside directors” within the meaning of Section 162(m) of the Code, and (iii) with respect to all Awards, the Committee shall be comprised of “independent” directors to the extent required by the listing requirements or rules of any stock exchange or quotation system on which the Common Stock may be listed or quoted.

“Company” means Measurement Specialties, Inc., a New Jersey corporation, and any present or future parent or subsidiary corporations (as defined in Section 424 of the Code) or any successor to such corporations. “Company” shall be limited to Measurement Specialties, Inc. for purposes of the definition of “Change in Control.”

“Common Stock” or “Stock” means the common stock, no par value per share, of Measurement Specialties, Inc.

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“Consolidated Net Income” means, with reference to any period, net income (or loss) of Measurement Specialties and its subsidiaries from continuing operations calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded any income (or loss) of any Person other than Measurement Specialties or a subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to Measurement Specialties or any wholly-owned subsidiary of Measurement Specialties.

“Disability” means permanent and total disability as defined in Section 22(e)(3) of the Code or, in the case of any employee with a written employment agreement, “Disability” shall have the meaning ascribed to such term, if so defined in such written employment agreement.

“Dividend Equivalent” means a right, granted to a Participant, to receive cash, Common Stock, Stock units or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value,” with respect to Common Stock, shall be determined as follows:

(i)        If the Common Stock is at the time listed on any stock exchange or quotation system, the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Board to be the primary market for the Common Stock, as such price is officially reported on such exchange or system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii)        If the Common Stock is at the time traded on the Nasdaq Global Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question as such price is quoted on the Nasdaq Global Market or successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii)        If the Common Stock is not listed or traded on any stock exchange, quotation system or the Nasdaq System, the Fair Market Value shall be determined using a reasonable valuation method that is reasonably applied consistent with the final regulations issued under Section 409A of the Code.

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“Full Value Award” means an Award of Restricted Stock or Restricted Stock Units that may result in the Company transferring the full value of a share of Common Stock under the Award, whether or not an actual share of Stock is issued.

“GAAP” means generally accepted accounting principles in the United States of America.

“Incentive Stock Option” means an option to purchase shares of Common Stock awarded to a Participant under the Plan which is designated as such or is otherwise intended to meet the requirements of Section 422 of the Code or any successor provision.

“Non-Employee Director” means a member of the Board who is not an employee of the Company.

“Non-Qualified Stock Option” means an option to purchase shares of Common Stock granted to a Participant under the Plan which is designated as such or is otherwise not intended to be an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

“Participant” means an eligible person selected by the Board to receive an Award under the Plan.

“Plan” means the Measurement Specialties, Inc. 2013 Equity Incentive Plan, as set forth herein, and as the same may be amended from time to time.

“Performance Metrics” means criteria established by the Board relating to any of the following:

(i)        Earnings or Profitability Metrics: any derivative of revenue; earnings/loss (gross, pre-tax, operating, net, or adjusted); earnings/loss before interest and taxes (“EBIT”); earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); Adjusted EBITDA (as defined herein); profit margins; operating margins; EBITDA margin as a percentage of sales; expense levels or ratios;

(ii)       Return Metrics: any derivative of return on investment, assets, equity or capital (total or invested);

(iii)      Cash Flow Metrics: any derivative of operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital;

(iv)      Liquidity Metrics: any derivative of debt leverage (including debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios); debt reduction;

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(v)       Stock Price and Equity Metrics: any derivative of return on shareholders’ equity; total shareholder return; stock price; stock price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes); and/or

(vi)      Strategic Metrics: expense reduction or containment; product revenue growth; market share; economic value-added models or equivalent metrics; research and development achievements; patent filings or approvals; manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Restricted Stock” means an Award of shares of Common Stock granted hereunder that are nontransferable and are subject to a risk of forfeiture until the lapse of a Restriction Period and/or subject to such other conditions and criteria (including the attainment of Performance Goals) as the Board may determine at the time of the grant of the Award.

“Restricted Stock Units” means an Award granted hereunder and stated with reference to a specified number of shares of Common Stock, which entitles the Participant to receive shares of Common Stock or cash (as determined by the Board), upon the lapse of a Restriction Period and/or subject to such other conditions and criteria (including the attainment of Performance Goals) as the Board may determine at the time of the grant of the Award.

“Restriction Period” means the period during which an Award is subject to forfeiture. A Restriction Period shall not lapse until all conditions imposed under the particular Award Agreement, and/or this Plan, have been fully satisfied.

“Retirement” means termination of employment in accordance with the retirement provisions of any retirement plan maintained by the Company.

“Section 162(m) Exempt Award” means an Award that qualifies as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code (or any successor provision).

“Subsidiary” means any corporation or other entity in an unbroken chain of corporations or other entities beginning with Measurement Specialties if each of the corporations or other entities, or group of commonly controlled corporations or other entities, other than the last corporation or other entity in the unbroken chain then owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of stock or other equity interests in one of the other corporations or other entities in such chain or otherwise has the power to direct the management and policies of the entity by contract or by means of appointing a majority of the members of the board or other body that controls the affairs of the entity; provided, however, that solely for purposes of determining whether a Participant has had a “separation from service” within the meaning of Section 409A of the Code or whether an eligible person is eligible to be granted an Award that in the hands of such eligible person would constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, a “Subsidiary” of a corporation or other entity means all other entities with which such corporation or other entity would be considered a single employer under Sections 414(b) or 414(c) of the Code.

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Section 4. Administration

(a) The Plan shall be administered by the Board. Among other things, the Board shall have authority, subject to the terms of the Plan including, without limitation, the provisions governing participation in the Plan, to grant Awards, to determine the individuals to whom and the time or times at which Awards may be granted and to determine the terms and conditions of any Award granted hereunder. Subject to paragraph (d) of this Section 4, the Board may solicit the recommendations of the Committee with respect to any of the foregoing, but shall not be bound to follow any such recommendations.

(b) Subject to the provisions of this Plan, the Board shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, to interpret the provisions of the Plan and any Award and to decide all disputes arising in connection with the Plan. The Board’s decisions and interpretations shall be final, binding and conclusive and shall be given the maximum deference permitted by law. Any action of the Board with respect to the administration of the Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members.

(c) The Board may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan, and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. The Board shall keep minutes of its actions under the Plan.

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(d) The Board may condition the payment of any Award or the lapse of any Restriction Period (or any combination thereof) upon the achievement of a Performance Goal (defined below) that is established by the Board. A “Performance Goal” shall mean an objective goal that must be met by the end of the Restriction Period specified by the Board based upon one or more Performance Metrics as applied to the Company, a Subsidiary, an individual, or a designated business segment, business unit, division, business line or other subcategory of the Company, a Subsidiary or their respective businesses or such other criteria as may be determined by the Board in its sole discretion. In addition to the foregoing, a Performance Goal may be the Participant’s achievement of a specified period of service with the Company, its subsidiaries, or its affiliates. The Board shall have discretion to determine the specific targets with respect to each of the categories of Performance Goals. The Performance Goals relating to such criteria may be expressed as absolute measures or measures relative to stated references, including, without limitation, the achievements of one or more other businesses or indices, and may or may not be measures determined in accordance with generally accepted accounting principles (GAAP); provided, that if any Performance Goals are based on criteria that refer to items that are typically calculated in accordance with GAAP, at the time such Performance Goals are established for a performance period for any Award that is intended to be a Section 162(m) Exempt Award, the Board must specify whether the Performance Goals are to be calculated in accordance with GAAP or on a non-GAAP basis; and provided, further, that to the extent the Performance Goals for any Award that is intended to be a Section 162(m) Exempt Award are to be determined on a non-GAAP basis, the Board must also set forth in writing, at the time that the Performance Goals are established, the precise manner in which such Performance Goals will be calculated. The Board, in its sole discretion, shall determine the manner of calculating the specified Performance Goals for a performance period. For any Award that is intended to be a Section 162(m) Exempt Award, the Board may provide in the original terms of the Award that any determination of performance shall include or exclude the impact of the occurrence of one or more of the following items or events during the performance period: (i) asset write-downs; (ii) gain or loss on the sale of businesses or significant assets; (iii) the effect of changes in tax laws, accounting principles or policies, or other laws or provisions affecting reported results; (iv) reorganization or restructuring programs, including discontinued operations; (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year or period; (vi) the effect of acquisitions, mergers, joint ventures or divestitures; (vii) plant start-up costs; (viii) costs associated with plant or other facility shutdowns; (ix) stock compensation expenses; (x) costs associated with executive succession (including severance); (xi) the effect of foreign exchange rates; and (xii) significant litigation or claim judgments or settlements. Before paying an Award or permitting the lapse of any Restriction Period on an Award subject to this Section, the Board shall certify in writing that the applicable Performance Goal has been satisfied. Performance Goals for Awards to officers who are subject to the requirements and limitations of Section 162(m) of the Code or which are otherwise intended to be Section 162(m) Exempt Awards, shall be established not later than ninety (90) days after the beginning of the applicable performance period (or at such other date as may be required or permitted for “performance-based” compensation under Section 162(m) of the Code), and shall otherwise meet the requirements of said Code section, including the requirement that the outcome of the Performance Goal be substantially uncertain at the time established.

(e) Subject to any limitations specified in this Plan and to applicable legal requirements the Board shall have the authority to delegate all or any portion of the authority granted to it under this Section 4 or elsewhere under the Plan to the Committee or the Chief Executive Officer of the Company. If such authority is so delegated by the Board, the Committee or the Chief Executive Officer, as the case may be, shall have such rights and authority to make determinations and administer the Plan as are specified in the delegation of authority. To the extent that the Board delegates its authority as provided by this Section 4(e), all references in the Plan to the Board’s authority to grant Awards and make determinations with respect thereto shall be deemed to include the Committee or the Chief Executive Officer, as the case may be.

(f) For purposes of accommodating or addressing the rules, laws, or regulatory requirements of local or foreign jurisdictions or qualifying for preferred tax treatment in such jurisdictions, the Committee is authorized to establish additional terms, conditions rules or procedures or to establish, amend, modify, administer or terminate sub-plans, and prescribe, amend and rescind rules and regulations relating to such sub-plans.

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Section 5. Eligibility

All employees, consultants and advisors of the Company who are from time to time responsible for the management, growth and protection of the business of the Company, and all directors of the Company, shall be eligible to participate in the Plan. The Participants under the Plan shall be selected from time to time by the Board, in its sole discretion, from among those eligible, and the Board shall determine in its sole discretion the numbers of shares to be covered by the Award or Awards granted to each Participant. Options intended to qualify as Incentive Stock Options shall be granted only to employees while actually employed by the Company. Non-Employee Directors, consultants and advisors shall not be entitled to receive Incentive Stock Options under the Plan.

Section 6. Shares of Stock Available for Awards

(a) Subject to adjustment as provided in paragraph (e) below, the total number of shares of Common Stock available for Awards under the Plan shall be 750,000 shares.

(b) The following limits (each an “Annual Award Limit”, and collectively, “Annual Award Limits”) shall, subject to adjustment as provided in paragraph (e) below, apply to grants of Awards under this Plan:

(i)        Options: The maximum aggregate number of shares of Common Stock subject to Options which may be granted in any one fiscal year to any one Participant shall be 150,000; and

(ii)        Full Value Awards: The maximum aggregate number of shares of Common Stock subject to Full Value Awards which may be granted in any one fiscal year to any one Participant shall be 75,000 shares of Common Stock (or, in the case of Full Value Awards that may be settled in cash, the Fair Market Value (determined on the date of grant) of 75,000 shares of Common Stock);

provided, however, that each of the limitations set forth above in clauses (i) and (ii) of this Section 6(b) shall be multiplied by two when applied to Awards granted to any individual during the fiscal year in which such individual first commences service with the Company. If an Award is terminated, surrendered or canceled in the same fiscal year in which it was granted, such Award nevertheless will continue to be counted against the limitations set forth above in this Section 6(b) for the fiscal year in which it was granted.

(c) Any shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under this Plan. Any shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares. If any shares subject to any Award granted hereunder are forfeited or such Award otherwise terminates or is forfeited, the shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for Awards under this Plan.

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(d) No Option shall be exercisable, no shares of Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered and no payment shall be made under the Plan, except in compliance with all applicable laws. In this connection, it is intended generally that Awards granted under this Plan shall not constitute “non-qualified deferred compensation” as defined under Section 409A of the Code. If, however, any Award is, or becomes, subject to any of the requirements of Section 409A of the Code, such Award, and the applicable Award Agreement, shall be interpreted and administered to be consistent with such requirements, and the Board shall be entitled, on a unilateral basis, to amend, reform, interpret and administer this Plan, such Award and such Award Agreement accordingly.

(e) In the event that the Board determines that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reclassification, reorganization, merger, consolidation, stock split, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be granted under the Plan to Participants, the Board shall adjust equitably (i) the number of shares of Common Stock in respect of which Awards may be granted under the Plan to Participants, (ii) the number and kind of shares subject to outstanding Awards held by Participants, (iii) the exercise price with respect to any Awards held by Participants, (iv) the Annual Award Limits, (v) the amount and/or type of payment to be received under Awards, (vi) all other numerical limitations relating to Awards, whether contained in this Plan or in Award Agreements, and, if considered appropriate, the Board may make provision for a cash payment with respect to any outstanding Awards held by a Participant, provided that the number of shares subject to any Award shall always be a whole number.

(f) In furtherance of the terms and conditions of this Plan and for purposes of clarity, the following terms and conditions shall apply to this Plan: (i) shares of Common Stock that are tendered by a Participant to pay the exercise price of an Award made under this Plan or any related tax withholding obligation shall not be available for future grant under this Plan; (ii) shares of Common Stock underlying Awards made pursuant to this Plan that are withheld by the Company for tax considerations in relation to an Award shall not be available for future grant under this Plan; and (iii) this Plan does not permit the Company to use the cash proceeds from the exercise of Options to repurchase shares of Common Stock on the open market for reuse in this Plan.

Section 7. Incentive Stock Options

(a) Subject to Federal statutes then applicable and the provisions of the Plan, the Board may grant Incentive Stock Options and determine the number of shares to be covered by each such Award, the option price therefor, the term of such Award, the vesting schedule of such Award, and the other conditions and limitations applicable to the exercise of the Award. The terms and conditions of Incentive Stock Options shall be subject to and shall comply with Section 422 of the Code, or any successor provision, and any regulations thereunder. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted to the Board under the Plan be so exercised, so as to disqualify, without the consent of the Participant, any Incentive Stock Option granted under the Plan pursuant to Section 422 of the Code. The foregoing notwithstanding, any Award that fails to be an ISO shall remain outstanding according to its terms and shall be treated by the Company as a Non-Qualified Stock Option.

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(b) The option price per share of Common Stock purchasable under an Incentive Stock Option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant. If the Participant owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any subsidiary or parent corporation of the Company and an Incentive Stock Option is granted to such Participant, the option price shall be not less than 110% of Fair Market Value of the Common Stock on the date of grant.

(c) No Incentive Stock Option shall be exercisable more than ten (10) years after the date such option is granted. If a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary or parent corporation of the Company and an Incentive Stock Option is granted to such Participant, such Option shall not be exercisable after the expiration of five (5) years from the date of grant.

(d) Unless otherwise determined by the Board at the time of grant, in the event a Participant’s employment terminates by reason of Retirement or Disability, any Incentive Stock Option granted to such Participant which is then outstanding may be exercised at any time prior to the expiration of the term of such Incentive Stock Option or within three (3) months in the case of Retirement and twelve (12) months in case of Disability (or such shorter period as the Board shall determine at the time of grant) following the Participant’s termination of employment, whichever period is shorter.

(e) Unless otherwise determined by the Board at the time of grant, in the event a Participant’s employment is terminated by reason of death, any Incentive Stock Option granted to such Participant which is then outstanding may be exercised by the Participant’s legal representative at any time prior to the expiration date of the term of the Incentive Stock Option or within twelve (12) months (or such shorter period as the Board shall determine at the time of grant) following the Participant’s termination of employment, whichever period is shorter.

(f) Unless otherwise determined by the Board at or after the time of grant, in the event a Participant’s employment shall terminate for Cause, any Incentive Stock Option granted to such Participant which is then outstanding shall be canceled and shall terminate.

(g) Unless otherwise determined by the Board at or after the time of grant, in the event that a Participant’s employment shall terminate for any reason other than death, Disability, Retirement or Cause, any Incentive Stock Option granted to such Participant which is then outstanding may be exercised as set forth in the applicable Award Agreement. In the absence of a specific term, any Incentive Stock Option outstanding upon such termination of employment may be exercised at any time prior to the expiration of the term of such option or within three months following Participant’s termination of employment, whichever period is shorter.

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(h) The aggregate Fair Market Value of Common Stock first becoming subject to exercise as an Incentive Stock Option by a Participant who is an employee during any given calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000.00). Such aggregate Fair market Value shall be determined as of the date such Option is granted. Any amount in excess of this threshold shall be treated as a Non-Qualified Stock Option.

Section 8. Non-Qualified Stock Options

(a) Subject to the provisions of the Plan, the Board may grant Non-Qualified Stock Options and determine the number of shares to be covered by each such Option, the option price therefor, the term of such Option, the vesting schedule and the other conditions and limitations applicable to the exercise of the Non-Qualified Stock Options.

(b) The option price per share of Common Stock purchasable under a Non-Qualified Stock Option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant.

(c) No Non-Qualified Stock Option shall be exercisable more than ten (10) years after the date such option is granted.

(d) Unless otherwise determined by the Board at the time of grant, in the event a Participant’s employment or engagement by the Company or membership on the Board terminates by reason of Retirement or Disability, any Non-Qualified Stock Option granted to such Participant which is then outstanding may be exercised at any time prior to the expiration of the term of such Non-Qualified Stock Option or within three (3) months in the case of Retirement and twelve (12) months in case of Disability following the Participant’s termination of employment, engagement, or service, whichever period is shorter.

(e) Unless otherwise determined by the Board at the time of grant, in the event a Participant’s employment or engagement by the Company or membership on the Board is terminated by reason of death, any Non-Qualified Stock Option granted to such Participant which is then outstanding may be exercised by the Participant’s legal representative at any time prior to the expiration date of the term of the Non-Qualified Stock Option or within twelve (12) months following the Participant’s termination of employment, whichever period is shorter.

(f) Unless otherwise determined by the Board at or after the time of grant, in the event a Participant’s employment or engagement by the Company or membership on the Board shall terminate for Cause, any Non-Qualified Stock Option granted to such Participant which is then outstanding shall be canceled and shall terminate.

(g) Unless otherwise determined by the Board at or after the time of grant, in the event a Participant’s employment or engagement by the Company or membership on the Board shall terminate for any reason other than death, Disability, Retirement or Cause, any Non-Qualified Stock Option granted to such Participant which is then outstanding may be exercised at any time prior to the expiration of the term of such Option or within three (3) months following Participant’s termination, whichever period is shorter.

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Section 9. Restricted Stock Units

(a) Subject to the provisions of the Plan, the Board may grant Awards of Restricted Stock Units and determine the number of shares to be covered by each such Award, the Restriction Period, the applicable Performance Goals, if any, whether the Award is payable in cash or shares of Common Stock, and other conditions and limitations applicable to such Awards.

(b) Unless otherwise provided in the applicable Award Agreement, during the Restriction Period, the Participant shall not have any rights as a shareholder with respect to any shares of Common Stock underlying the Restricted Stock Units. The Board may grant to the Participant the right to receive Dividend Equivalents on Restricted Stock Units, on a current, reinvested and/or restricted basis, subject to such terms as the Board may determine provided, however, that Dividend Equivalents payable on Restricted Stock Units that are subject to achievement of Performance Goals shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until achievement of the applicable Performance Goals related to such Restricted Stock Units.

(c) The Board may condition the expiration of the Restriction Period upon: (i) the Participant’s continued service over a period of time with the Company, its subsidiaries or its affiliates, (ii) the achievement of any other Performance Goals set by the Board, or (iii) any combination of the above conditions, as specified in the Award Agreement. If the specified conditions are not attained, the Participant shall forfeit the Award, or portion of the Award with respect to which those conditions are not attained, and the Award (including the underlying Common Stock) and any accrued but unpaid Dividend Equivalents with respect to such Award that are then subject to restriction shall be forfeited. Notwithstanding any provision contained herein to the contrary, the Board, in its sole discretion, may grant Restricted Stock Units that are not subject to any Restriction Period.

(d) At the end of the Restriction Period, if all applicable conditions have been satisfied, the Participant shall be entitled to receive a share of Common Stock for each share underlying the Restricted Stock Unit Award that is then free from restriction, or cash equal to the Fair Market Value of such shares of Common Stock, together with any accrued but unpaid Dividend Equivalents with respect to such Award, and such shares or cash shall be delivered to the Participant (or, where appropriate, the Participant’s legal representative). The Board may, in its sole discretion, accelerate the vesting and delivery of Restricted Stock Units under circumstances determined by the Board to be appropriate.

(e) The applicable Award Agreement shall specify the right, if any, of a Participant to receive a distribution of the Restricted Stock Unit Award as a result of, or following, the Participant’s termination of employment or engagement by the Company or membership on the Board.

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Section 10. Restricted Stock Awards

(a) Subject to the provisions of the Plan, the Board may grant Awards of Restricted Stock and determine the number of shares to be covered by each such Award, the Restriction Period, the applicable Performance Goals, if any, and other conditions and limitations applicable to such Awards. Restricted Stock shall be subject to such vesting, restrictions on transferability and other restrictions, if any, and/or risk of forfeiture as the Board may impose at the date of grant. The Restriction Period to which such vesting, restrictions and/or risk of forfeiture apply may lapse under such circumstances, including without limitation upon the attainment of Performance Goals, in such installments, or otherwise, as the Board may determine. Subject to the provisions of the Plan and the applicable Award Agreement, during the Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock. Restricted Stock Awards shall be evidenced in such manner as the Board may deem appropriate, including via book-entry registration.

(b) Except to the extent restricted under the Award Agreement relating to the Restricted Stock and the nontransferability restrictions that apply during the Restriction Period, a Participant granted Restricted Stock shall have all of the rights of a stockholder of Common Stock including, without limitation, the right to vote Restricted Stock. Cash dividends declared payable on Common Stock shall be paid, with respect to outstanding Restricted Stock, either as soon as practicable following the dividend payment date or deferred for payment to such later date as determined by the Board, and shall be paid in cash or as unrestricted shares of Common Stock having a Fair Market Value equal to the amount of such dividends or may be reinvested in additional shares of Restricted Stock as determined by the Board; provided, however, that dividends declared payable on Restricted Stock that has a Restriction Period which is conditioned on the achievement of Performance Goals shall be held by the Company and made subject to forfeiture at least until achievement of the applicable Performance Goals related to such shares of Restricted Stock. Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Common Stock or other property has been distributed.

(c) The Board may condition the expiration of the Restriction Period upon: (i) the Participant’s continued service over a period of time with the Company, its subsidiaries or its affiliates, (ii) the achievement of any other Performance Goals set by the Board, or (iii) any combination of the above conditions, as specified in the Award Agreement. If the specified conditions are not attained, the Participant shall forfeit the Award, or portion of the Award with respect to which those conditions are not attained, and the Restricted Stock and any accrued but unpaid dividends with respect to such Award that are then subject to restriction shall be forfeited. Notwithstanding any provision contained herein to the contrary, the Board, in its sole discretion, may grant Stock that is not subject to any Restriction Period.

(d) As soon as is practicable following the date on which restrictions on any shares of Restricted Stock lapse, the Company shall deliver to the Participant the certificates for such shares or shall cause the shares to be registered in the Participant’s name in book-entry form, in either case with the restrictions removed, provided that the Participant shall have complied with all conditions for delivery of such shares contained in the Award Agreement or otherwise reasonably required by the Board.

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(e) The Board may, in its sole discretion, accelerate the lapse of the Restriction Period on Restricted Stock under circumstances determined by the Board to be appropriate.

(f) The applicable Award Agreement shall specify the right, if any, of a Participant to receive a distribution of the Restricted Stock as a result of, or following, the Participant’s termination of employment or engagement by the Company or membership on the Board.

Section 11. Change in Control

(a) In the event of a Change in Control, the Board may, on a Participant-by-Participant basis, an Award-by-Award basis, or on a broader Plan basis, take such action as the Board, in its sole discretion determines with respect to outstanding Awards. Such action by the Board may include, without limitation, any one or more of the following:

(i)        accelerate the vesting of outstanding Awards issued under the Plan that remain unvested;

(ii)       fully vest and/or accelerate the Restriction Period of any Awards;

(iii)      terminate or cancel Awards in exchange for payments of cash, securities or other property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Board in its sole discretion and/or provide limited opportunities to exercise such Awards prior to the effectiveness of such termination or cancellation (it being understood that in the case of a Change in Control transaction with respect to which shareholders of Measurement Specialties receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Board that the value of an Option shall be deemed to equal the excess, if any, of the value of the consideration being paid for each share of Common Stock pursuant to such transaction over the exercise price of such Option shall conclusively be deemed valid and that any Option may be cancelled for no consideration upon a Change in Control if its exercise price does not exceed the value of the consideration being paid for each share of Common Stock pursuant to such Change in Control);

(iv)      require that Awards be assumed by the successor entity, or that awards for shares or other interests in the successor entity having equivalent value, as determined in the sole discretion of the Board, be substituted for such Awards; or

(v)       take such other action as the Board shall determine to be reasonable under the circumstances in order to retain the original intent of the Awards.

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The application of the foregoing provisions shall be determined by the Board in its sole discretion and implementation of the foregoing provisions shall be conditioned upon consummation of the Change in Control. Any adjustment may provide for the elimination of fractional shares of Common Stock in exchange for a cash payment equal to the Fair Market Value of the eliminated fractional shares of Common Stock. Notwithstanding the foregoing provisions, the time for payment of any Award shall not be accelerated, and the exercisability of an Award shall not be extended to the extent such acceleration or extension would be contrary to the requirements of Section 409A of the Code, or result in the imposition of taxation and/or penalties under Section 409A of the Code.

(b) The judgment of the Board with respect to any matter referred to in this Section 11 shall be conclusive and binding upon each Participant without the need for any amendment to the Plan.

(c) Notwithstanding the provisions of Section 11(a), in the event that any transaction resulting in a Change in Control occurs, outstanding Awards will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Awards by, or for the issuance therefor of substitute awards of, the surviving or successor entity or a parent thereof.

Section 12. General Provisions Applicable to Awards

(a) Each Award under the Plan shall be evidenced by an Award Agreement delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Board considers necessary or advisable to achieve the purposes of the Plan and/or to comply with applicable tax and regulatory laws and accounting principles. For purposes of Plan interpretation the terms and conditions contained in any Award Agreement shall be deemed to have been determined by the Board at the time of grant.

(b) Each Award may be granted alone, in addition to or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Board at the time of grant or at any time thereafter.

(c) The Board shall determine whether Awards are settled in whole or in part in cash, Common Stock, other securities of the Company, or other property, and may, in its discretion, permit “cashless exercises” and “net exercises” of Options and net settlement of Full Value Awards pursuant to such procedures as may be established by the Board.

(d) No shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company. Such payment may be made in whole or in part in cash or by certified or bank check or, to the extent permitted by the Board at or after the grant of the Option, (i) by means of a net exercise pursuant to procedures established by the Board, or (ii) by delivery of shares of Common Stock owned by the Participant valued at their Fair Market Value on the date of delivery, or (iii) such other lawful consideration as the Board may in its sole discretion determine.

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(e) No Award shall be transferable by the Participant otherwise than (to the extent permitted under the applicable Award Agreement) by will or by the laws of descent and distribution, and all Awards shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s duly appointed guardian or personal representative.

(f) The Board may at any time accelerate the vesting and exercisability or distribution of all or any portion of any Award, provided that such acceleration does not violate the provisions of Section 409A of the Code, or result in the imposition of any taxation and/or penalties under Section 409A of the Code.

(g) The Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Board’s sole discretion, a Participant may elect to have such tax obligations paid, in whole or in part, in shares of Common Stock, including shares retained from the Award creating the tax obligation. For withholding tax purposes, the value of the shares of Common Stock shall be the Fair Market Value on the date the withholding obligation is incurred. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

(h) For purposes of the Plan, the following events shall not be deemed a termination of employment of a Participant:

(i)        a transfer to the employment of Measurement Specialties from a Subsidiary or from Measurement Specialties to a Subsidiary, or from one Subsidiary to another;

(ii)        an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Participant’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Board otherwise so provides in writing; or

(iii)        unless provided otherwise by the Board, a transfer to the employment of an entity in connection with the purchase by such entity of substantially all of the assets of a business conducted by Measurement Specialties or any Subsidiary.

Subject to clause (iii) of this paragraph (h), employees of a Subsidiary of Measurement Specialties shall be deemed to have terminated their employment on the date on which such Subsidiary ceases to be a Subsidiary of the Company.

(i) Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of shares of Common Stock with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient shares are available under the Plan for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient shares are not available under the Plan for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the shares of Common Stock that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement solely in cash and for Dividend Equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 12(i).

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Section 13. Effective Date, Termination and Amendment

(a) The Plan shall become and is effective as of the date that it is approved by the shareholders of Measurement Specialties (the “Effective Date”). No Award shall be granted under the Plan after the close of business on the day immediately preceding the tenth anniversary of the Effective Date of the Plan unless Measurement Specialties’ shareholders approve an extension of the Plan before such time. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such expiration or any termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards. Notwithstanding the continuation of the Plan, no Award (other than an Option) that is intended to be a Section 162(m) Exempt Award shall be granted on or after the fifth anniversary of the Effective Date unless the material terms of the applicable performance goals, within the meaning of Treasury Regulation Section 1.162-27(e)(4)(i), are approved by the shareholders of Measurement Specialties no later than the first shareholder meeting at which directors are elected that occurs in the fifth year following the Effective Date.

(b) The Board or Compensation Committee of the Board shall have the power to amend, suspend or terminate the Plan at any time, provided that any such termination of the Plan shall not affect Awards outstanding under the Plan at the time of termination. Notwithstanding the foregoing, an amendment will be contingent on approval of the Measurement Specialties’ shareholders, to the extent required by law or by the rules of any stock exchange on which the Common Stock is traded or if the amendment would (i) increase the benefits accruing to Participants under the Plan, (ii) increase the aggregate number of shares of Common Stock that may be issued under the Plan, (iii) modify the requirements as to eligibility for participation in the Plan; (iv) eliminate or modify the prohibition set forth in Section 13(c) on repricing or exchanging Options, or (v) lengthen the maximum term or lower the minimum exercise price permitted for Options.

(c) The Board may amend any outstanding Award in whole or in part from time to time. Any such amendment which the Board determines, in its sole discretion, to be necessary or appropriate to conform the Award to, or otherwise satisfy, any legal requirement (including without limitation the provisions of Code sections 162(m) or 409A or the regulations or rulings promulgated thereunder), may be made retroactively or prospectively and without the approval or consent of the Participant. Additionally, the Board may, without the approval or consent of the Participant, make adjustments in the terms and conditions of an Award in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company in order to prevent the dilution or enlargement of the benefits intended to be made available pursuant to the Award. In addition to the foregoing, the Board may amend, modify or terminate any outstanding Award held by a Participant, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Non-Qualified Stock Option, provided that the Participant’s consent to each action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant. Except in connection with a corporate transaction involving the Company (including without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or cancel outstanding Options in exchange for cash, other Awards or Options with an exercise price that is less than the exercise price of the original Option without stockholder approval.

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Section 13. Miscellaneous

(a) No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award Agreement.

(b) The Board may postpone any grant, exercise, vesting or payment of an Award for such time as the Board in its sole discretion may deem necessary in order to permit the Company: (i) to effect, amend or maintain any necessary registration of the Plan or the shares of Common Stock issuable pursuant to the Award under applicable securities laws; (ii) to take any action in order to (A) list such shares of Common Stock or other shares of stock of the Company on a stock exchange if shares of Common Stock or other shares of stock of the Company are not then listed on such exchange, or (B) comply with restrictions or regulations incident to the maintenance of a public market for its shares of Common Stock or other shares of stock of the Company, including any rules or regulations of any stock exchange on which the shares of Common Stock or other shares of stock of the Company are listed; (iii) to determine that such shares of Common Stock in the Plan are exempt from such registration or that no action of the kind referred to in (ii)(B) above needs to be taken; (iv) to comply with any other applicable law, including without limitation, securities and tax laws; or (v) to otherwise comply with any prohibition on such acts or payments during any applicable blackout period. Additionally, the granting, exercise, vesting or payment of an Award shall be postponed during any period that the Company or any affiliate is prohibited from doing or permitting any of such acts under applicable law, including without limitation, during the course of an investigation of the Company or any affiliate, or under any contract, loan agreement or covenant or other agreement to which the Company or any affiliate is a party. The Company shall not be obligated by virtue of any terms and conditions of any Award Agreement or any provision of the Plan to recognize the grant, exercise, vesting or payment of an Award or to grant, sell or issue shares of Common Stock or make any such payments in violation of any law, including any securities or tax laws, or the laws of any government having jurisdiction thereof or any of the provisions hereof. Any such postponement shall not extend the term of the Award, and neither the Company nor its directors and officers nor the Committee shall have any obligation or liability to any Participant or to any other person with respect to shares of Common Stock or payments as to which the Award shall lapse because of such postponement.

(c) Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements for its employees.

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(d) Subject to the provisions of the applicable Award, no Participant shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof.

(e) Nothing contained in this Plan, nor any Award granted pursuant to this Plan nor any Award Agreement, shall constitute or create any employment or other relationship, or confer upon any Participant any right to continued employment or service with the Company or any subsidiary or affiliate, nor interfere in any way with the right of the Company, a subsidiary or an affiliate to terminate the employment or service of any Participant at any time.

(f) Nothing contained in this Plan, and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Committee, the Company or its subsidiaries or affiliates, or their officers or other representatives or the Board, on the one hand, and the Participant, the Company, its subsidiaries or affiliates or any other person or entity, on the other.

(g) Notwithstanding anything to the contrary expressed in this Plan, any provisions hereof that vary from or conflict with any applicable Federal or State securities laws (including any regulations promulgated thereunder) shall be deemed to be modified to conform to and comply with such laws.

(h) No member of the Board or Committee shall be liable for any action or determination taken or granted in good faith with respect to this Plan nor shall any member of the Board or Committee be liable for any agreement issued pursuant to this Plan or any grants under it. Each member of the Board and or Committee shall be indemnified by the Company against any losses incurred in such administration of the Plan, unless his action constitutes willful misconduct.

(i) To the extent that State laws shall not have been preempted by any laws of the United States, the Plan and Award Agreements entered into pursuant to the Plan shall be construed, regulated, interpreted and administered according to the laws of the State of New Jersey, without regard to its conflict of laws principles.

(j) Awards may be granted to employees of the Company who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Board or Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Board or Committee may also impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for employees on assignments outside their home country.

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EXHIBIT B

MEASUREMENT SPECIALTIES, INC.

PERFORMANCE INCENTIVE PLAN

1.        Purpose. The purpose of this Performance Incentive Plan (the “Plan”) is to aid Measurement Specialties, Inc., a New Jersey corporation (the “Company”), in attracting, retaining, motivating and rewarding executive officers of the Company and its Subsidiaries, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals. The Plan is also intended to permit the payment of Awards that qualify as Section 162(m) Exempt Awards.

2.	Administration.

(a)        Authority of the Committee. Subject to the provisions of the Plan and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the terms and conditions of any Award; (iii) determine whether, to what extent, and under what circumstances Awards may be forfeited or suspended; (iv) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Award granted under, the Plan; (v) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; (vi) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the United States; and (vii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. All decisions, actions or interpretations of the Committee will be final, conclusive and binding upon all persons, and shall be given the maximum deference permitted by law. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee shall not delegate its authority and/or powers with respect to Awards that are intended to qualify as Section 162(m) Exempt Awards.

(b)        Agents; Limitation of Liability. The Committee may appoint agents to assist in administering the Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Company, the Company's certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

3.        Eligibility. Participants in the Plan will be selected by the Committee from among the employees and executive officers of the Company and its Subsidiaries who have the capability of making a substantial contribution to the success of the Company. In making this selection and in determining the form and amount of Awards, the Committee may consider any factors it deems relevant, including, without limitation, the individuals’ functions, responsibilities, value of services to the Company and past and potential contributions to the Company’s profitability and growth. Only eligible individuals who are designated by the Committee to participate in the Plan with respect to a particular Performance Period may participate in the Plan for that Performance Period. An individual who is designated as a Participant for a given Performance Period is not guaranteed or assured of being selected for participation in any subsequent Performance Period.

4.	Term, Amendment and Termination.

(a)        Term. The Plan will commence as of the Effective Date and, subject to the terms of the Plan, will continue in full force and effect until terminated by the Board or the Committee. Notwithstanding the foregoing, no Section 162(m) Exempt Award shall be granted under the Plan after the date any shareholder approval requirement under Section 162(m) of the Code ceases to be met, unless such shareholder approval requirement is subsequently satisfied after its cessation.

(b)        Amendment and Termination. The Board or the Committee, each in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason without the consent of any Participant; provided that no such amendment will adversely affect rights to receive any amount to which Participants or Beneficiaries have become entitled prior to such amendment. Notwithstanding the foregoing, no amendment shall cause any outstanding Award to a Named Executive that is intended to be a Section 162(m) Exempt Award to cease to qualify as a Section 162(m) Exempt Award.

5.	Awards.

(a)        Award Denomination and Amount. An Award may be denominated and computed based on a stated dollar amount, a percentage or multiple of the annual Base Salary of the Participant receiving such Award or a percentage of an annual bonus pool or performance metric established by the Committee subject to achievement of Performance Goals (and, with respect to Awards to Named Executives intended to be Section 162(m) Exempt Awards, in accordance with the rules applicable under Section 162(m)). The maximum aggregate amount that a Participant may earn in respect of an Award or Awards granted in respect of any single fiscal year of the Company that is intended to be a Section 162(m) Exempt Award is $5,000,000.

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(b)        Grant of Awards and Establishment of Performance Goals. Awards will be granted in respect of a designated Performance Period and will be earned based on the achievement of Performance Goals over the term of such Performance Period and satisfaction of such additional vesting conditions, if any, that the Committee may have assigned to the Award at the time of grant. When granting an Award, the Committee shall specify a target amount or prescribe a formula for determining the amount of the Award which may be payable based upon the level of attainment of the Performance Goals for the Performance Period. The Performance Goals applicable to an Award, which may vary among Participants, shall be based on (i) one or more Business Criteria, (ii) personal performance goals or (iii) a combination of one or more Business Criteria and personal performance goals. Performance Goals may include a threshold level of performance below which no Award will be paid and levels of performance at which specified percentages of the target Award will be paid and may also include a maximum level of performance above which no additional Award amount will be paid. With respect to Awards to Named Executives intended to be Section 162(m) Exempt Awards, the Performance Goals applicable to such Awards shall be established by the Committee in writing not later than the earlier of (i) 90 days after the commencement of the Performance Period applicable to such Awards or (ii) the expiration of 25% of the Performance Period, provided that achievement of the selected Performance Goals is substantially uncertain at such time. With respect to other Awards, the Performance Goals may be established in any manner permitted by the Committee.

(c)        Determination and Payment of Final Award Amounts. With respect to an Award to a Named Executive intended to be a Section 162(m) Exempt Award, the Committee will, promptly after the date on which the necessary financial or other information for the relevant Performance Period becomes available, certify, in the manner required by Section 162(m), whether and the extent to which the Performance Goals applicable to such Award have been achieved or exceeded. With respect to other Awards, the determination of the achievement of the applicable Performance Goals pertaining to such Awards may be established in any manner permitted by the Committee. If the Performance Goals with respect to an Award have been achieved, the Committee shall determine, in accordance with the prescribed formula, the amount of each Participant's Award that has been earned subject to satisfaction of such additional vesting conditions, if any, that the Committee may have assigned to the Award at the time of grant, except that the Committee may exercise negative discretion, in its sole discretion, to reduce or eliminate, but not increase, the amount of the Award to reflect the Committee’s assessment of the Participant’s individual performance or for any other reason, unless such reduction is explicitly prohibited under the terms of the Award or the terms of a written agreement between the Company (or a Subsidiary) and the relevant Participant. Payments, if any, with respect to an Award shall generally be made to the Participant in cash as soon as administratively practicable following the date of the final certification or determination above or, if applicable, following satisfaction of the relevant vesting condition, but, in any event, no later than the date that is two and one-half months after the later of (i) the close of the Company’s fiscal year in which the Performance Period ended or (ii) the close of the Company’s fiscal year in which the relevant vesting condition, if any, has been satisfied, subject to Section 6. If the minimum Performance Goals established by the Committee with respect to a Section 162(m) Exempt Award are not achieved, then no payment will be made.

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(d)        Business Criteria. One or more of the criteria listed on Annex I relating to the Company, a Subsidiary, an individual, or a designated business segment, business unit, division, business line or other subcategory of the Company, a Subsidiary or their respective businesses may be used by the Committee in establishing Performance Goals for Awards. The Performance Goals relating to such criteria may be expressed as absolute measures or measures relative to stated references, including, without limitation, the achievements of one or more other businesses or indices, and may or may not be measures determined in accordance with generally accepted accounting principles (GAAP). The Committee, in its sole discretion, shall determine the manner of calculating the specified Performance Goals selected for a Performance Period; provided, that if any Performance Goals are based on Business Criteria that refer to items that are typically calculated in accordance with GAAP, at the time such Performance Goals are established for a Performance Period for any Award that is intended to be a Section 162(m) Exempt Award, the Committee must specify whether the Performance Goals are to be calculated in accordance with GAAP or on a non-GAAP basis; and provided, further, that to the extent the Performance Goals are to be determined on a non-GAAP basis, the Committee must also set forth in writing, at the time the Performance Goals are established, the precise manner in which such Performance Goals will be calculated. For any Award that is intended to qualify as a Section 162(m) Exempt Award, unless specified otherwise by the Compensation Committee at the time the Performance Goals are established or otherwise within the time limit prescribed by Section 162(m) of the Code, the Compensation Committee shall appropriately adjust the method of evaluating performance under a performance criterion for a Performance Period as follows: (i) to exclude asset write-downs; (ii) exclude gain or loss on the sale of businesses or significant assets; (iii) exclude plant or facility start-up and shut-down costs; (iv) exclude costs associated with executive succession (including severance); (v) exclude the effect of foreign exchange rates; (vi) to exclude litigation or claim judgments or settlements and related expenses (including any penalty, fine or other charge assessed by the Department of State related to certain export and international traffic in arms regulations); (vii) to exclude the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (viii) to exclude accruals for reorganization and restructuring programs; (ix) to exclude any extraordinary nonrecurring items as determined under generally accepted accounting principles and/or described in managements’ discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (x) to exclude the dilutive and/or accretive effects of acquisitions, mergers, joint ventures or divestitures; (xi) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (xii) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (xiii) to exclude the effects of stock-based compensation; and (xiv) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles, in each case in compliance with Section 162(m) of the Code.

(e)        Adjustments. Solely in the case of Awards not intended to qualify as Section 162(m) Exempt Awards, the Committee will have the authority, in its sole discretion, to adjust or modify the calculation of Performance Goals for any Performance Period in connection with any one or more of the items or events specified in Section 5(d) of the Plan or any event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, notwithstanding that such adjustments may not have been specified in the original terms of the Award.

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(f)    Change in Control. If a Change in Control occurs during a Performance Period, the Committee may, on a Participant-by-Participant basis, an Award-by-Award basis, or on a broader Plan basis, take such action as the Committee, in its sole discretion, determines with respect to outstanding Awards. Such action by the Committee may include, without limitation, any one or more of the following:

(i)        provide for payout of the Award, in whole or in part, based on or irrespective of performance against target;

(ii)       provide for cancellation of the Award without payment;

(iii)      require that the Award be assumed by the successor entity, or that an award with respect to the successor entity having equivalent value, as determined in the sole discretion of the Committee, be substituted for such Award; or

(iv)      take such other action as the Committee shall determine to be reasonable under the circumstances in order to retain the original intent of the Award.

Awards that are to be paid out in connection with a Change in Control will be paid within 30 days following the Change in Control.

6.	Termination of Employment.

The Committee shall determine whether any Award will continue to be earned on and after the date that a Participant ceases to be employed by the Company and its Subsidiaries, whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise; provided that any such determination with respect to an Award to a Named Executive that is intended to be a Section 162(m) Exempt Award shall be made and implemented in a manner that does not cause such Award (or any other Award under the Plan) to fail to qualify as a Section 162(m) Exempt Award. The date of termination of a Participant’s employment will be determined by the Committee, whose determination will be final.

7.	General Provisions.

(a)        Restrictions on Transfer. The rights of a Participant with respect to any Award will not be transferable otherwise than by will or the laws of descent and distribution.

(b)        Tax Withholding. Whenever payments under the Plan are to be made to a Participant, the Company or a Subsidiary may withhold therefrom, or from any other amounts payable to or in respect of the Participant, an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

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(c)        Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the payments with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

(d)        Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board, nor its submission to the shareholders of the Company for approval, will be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards that do not qualify under Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

(e)        Compliance with Section 162(m). The Company intends that, to the extent consistent with the business goals of the Company, all Awards to Named Executives will constitute “qualified performance-based compensation” within the meaning of Section 162(m). Accordingly, in connection with language that is designated as intended to comply with Section 162(m), the terms of the Plan will be interpreted in a manner consistent with Section 162(m). If any provision of the Plan that is designated as intended to comply with Section 162(m) does not comply or is inconsistent with the requirements of Section 162(m), such provision will be construed or deemed amended to the extent necessary to conform to such requirements, and no provision will be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any Award upon attainment of the applicable performance objectives.

(f)        Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of New Jersey, without reference to principles of conflict of laws, and construed accordingly.

(g)        Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder will be construed as (i) giving any Participant the right to continue in the employ or service of the Company or any Subsidiary, (ii) interfering in any way with the right of the Company or any Subsidiary to terminate any Participant’s employment or service at any time (subject to the terms and provisions of any Employment Agreement with the Participant) or (iii) giving any Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees. Except as expressly provided in the Plan, the Plan will not confer on any person other than the Company and the Participant any rights or remedies thereunder.

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(h)        Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan in connection with an Award. Any such deferral elections shall be made in compliance with Section 409A of the Code.

(i)        Section 409A. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan shall be interpreted and construed accordingly. To the extent that any Award under the Plan is subject to Section 409A of the Code, the Award shall be granted, paid or deferred, as applicable, in a manner that will comply with Section 409A of the Code, including Treasury Regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment or deferral thereof, as applicable, to fail to be exempt from or satisfy Section 409A of the Code shall be, at the discretion of the Committee, amended to comply with Section 409A of the Code, which amendment may be made on a retroactive basis, in accordance with Treasury Regulations and other guidance issued under Section 409A of the Code. Notwithstanding any of the foregoing, the Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not satisfy the provisions thereof.

(j)        Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.

(k)        Recoupment. In the event the Board determines that a material restatement of the Company's financial results for any of the three prior fiscal years for which audited financial statements have been prepared is required due to material noncompliance by the Company with any financial reporting requirement under applicable securities laws and a Participant's Award amount would have been lower had the results been properly calculated, the Committee will consider such factors related to the restatement as it deems appropriate and has the authority, at its discretion, to obtain reimbursement from the Participant. Such reimbursement shall consist of any portion of any Award previously paid that is greater than it would have been if calculated based upon the restated financial results or metrics. The action permitted to be taken by the Committee under this Section 7(k) is in addition to, and not in lieu of, any and all other rights of the Board and/or the Company under applicable law.

(l)        Effective Date. The Plan shall become effective upon its approval by the Company's shareholders at the first annual meeting of shareholders to occur after the Plan is adopted by the Board of Directors of the Company, and shall remain in effect until it has been terminated pursuant to Section 4 of the Plan.

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8.         Definitions. The following capitalized terms used in the Plan have the respective meanings set forth below:

(a)   “Award” means a conditional right granted to a Participant under the Plan to receive cash.

(b)   "Base Salary" means the Participant's annualized rate of base salary on the last day of the Performance Period before (i) deductions for taxes or benefits and (ii) deferrals of compensation pursuant to any Company or Subsidiary-sponsored plans.

(c)   “Board” means the Company’s Board of Directors.

(d)   “Business Criteria” means the criteria designated in Annex I.

(e)   “Change in Control” means any of the following events:

(i)        a change during any 12-month period in the ownership of the capital stock of the Company, whereby a corporation, partnership, other entity, person, or group acting in concert, as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) holds or acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a number of shares of capital stock of the Company, as the case may be, which constitutes more than fifty percent (50%) of the combined voting power of the Company’s then outstanding capital stock entitled to vote generally in the election of directors (the “Company Voting Stock”); or

(ii)        the consummation of any merger, consolidation, share exchange, business combination or reorganization plan involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not the persons who immediately prior to such transaction held the Company Voting Stock, or

(iii)        the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of more than 50% of the combined assets of the Company to any corporation, partnership, other entity, person, or group acting in concert, as described in Section 14(d)(2) of the Exchange Act, other than to a subsidiary of the Company or to any “affiliate” (as defined in Rule 12b-2 under the Exchange Act) of any of the foregoing;

provided, that the following events shall not constitute a Change in Control:

(1)        the acquisition of shares of capital stock of the Company by the Company or any of its subsidiaries or “affiliates” (as defined in Rule 12b-2 under the Exchange Act);

(2)        the acquisition of shares of capital stock of the Company by any employee benefit plan (or trust) sponsored or maintained by the Company;

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(3)        any transfer of shares of capital stock by gift, devise or descent by a stockholder to a member of such stockholder’s family or to a trust established or maintained for the benefit of a stockholder or any member of his family; or

(4)        the acquisition of shares of capital stock by any officer or employee of the Company pursuant to any stock option plan established by the Company.

(f)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.

(g)   “Committee” means the Compensation Committee of the Board or such other committee or subcommittee appointed by the Board to administer the Plan that in the case of any actions taken with respect to any Award to any Named Executive is comprised of not fewer than two directors of the Company, each of whom will qualify in all respects as an “outside director” within the meaning of Section 162(m).

(h)   “Effective Date” means the effective date specified in Section 7(l).

(i)    “Employment Agreement” means an employment, severance or similar agreement between the Company or any Subsidiary and a Participant.

(j)    “Named Executive” means a person whose compensation from the Company and, as applicable, its Subsidiaries is, or is deemed materially likely by the Committee to be, subject to the limitation on deductibility set forth in Section 162(m).

(k)   “Participant” means a person who has been granted an Award under the Plan.

(l)    “Performance Goals” means the performance objectives of the Company during a Performance Period for the purposes of determining whether, and to what extent, Awards will be earned for the Performance Period.

(m)  “Performance Period” means a period of not longer than one year over and within which performance is measured for the purposes of determining whether an Award has been earned.

(n)   “Plan” means this Measurement Specialties, Inc. Performance Incentive Plan, as set forth in this document and as hereafter amended from time to time.

(o)   “Section 162(m)” means Section 162(m) of the Code and the Treasury Regulations thereunder.

(p)   “Section 162(m) Exempt Award” means an Award that qualifies as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code (or any successor provision).

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(q)   “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if, at the relevant time, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

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Annex I

Business Criteria

1.	Net sales;

2.	revenue;

3.	revenue growth or product revenue growth;

4.	operating income (before or after taxes);

5.	pre- or after-tax income (before or after allocation of corporate overhead and bonus);

6.	basic or diluted earnings per share (before or after taxes);

7.	net income (before or after taxes);

8.	return on equity;

9.	share price (including, but not limited to, growth measures and total shareholder return);

10.	return on assets or net assets;

11.	gross profits;

12.	earnings (including earnings before taxes, earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; or Adjusted EBITDA (as defined below));

13.	comparisons with various stock market indices;

14.	reductions in costs;

15.	cash flow or cash flow per share (before or after dividends) (including, but not limited to, net cash flow provided by operating activities or free cash flow);

16.	return on capital (including return on total capital or return on invested capital);

17.	cash flow return on investment;

18.	improvement in or attainment of expense levels or working capital levels;

19.	earnings (including earnings before taxes, earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; or Adjusted EBITDA) margins, operating margins, gross margins or cash margins;

20.	year-end cash;

21.	debt reduction;

22.	shareholder equity;

23.	strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors));

24.	codevelopment, comarketing, profit sharing, joint venture or other similar arrangements;

25.	financing and other capital raising transactions (including sales of the Company’s equity or debt securities); and

26.	implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel.

“Adjusted EBITDA” means, without duplication, an amount equal to (a) Consolidated Net Income determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), (v) any other non-cash gains that have been added in determining Consolidated Net Income and (vi) gains due to fluctuations in currency exchange rates, in each case to the extent included in the calculation of Consolidated Net Income in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) interest expense, (iii) loss from extraordinary items (including from export control matters) for such period, (iv) any aggregate net loss during such period arising from the sale, exchange or other disposition of capital assets (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities) (v) the amount of non-cash charges (including depreciation and amortization, fair value adjustments to earn-outs, and non-cash compensation for Equity Interests for such period, (vi) amortized debt discount for such period, (vii) losses due to fluctuations in currency exchange rates, and (viii) non-recurring expenses incurred during the relevant period and (ix) the amount of any deduction to Consolidated Net Income as the result of any grant to any members of the management of any Equity Interests, in each case to the extent included in the calculation of Consolidated Net Income in accordance with GAAP, but without duplication. For purposes of the foregoing definition, the following definitions apply: (i) “Consolidated Net Income” means, with reference to any period, net income (or loss) of Measurement Specialties and its subsidiaries from continuing operations calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded any income (or loss) of any Person other than Measurement Specialties or a subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to Measurement Specialties or any wholly-owned subsidiary of Measurement Specialties; (ii) “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing; (iii) “GAAP” means generally accepted accounting principles in the United States of America; and (iv) “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

MEASUREMENT SPECIALTIES, INC.
1000 LUCAS WAY HAMPTON, VA 23666

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			FOR ALL	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐

1.	Election of Directors
Nominees

01 John D. Arnold		02 Frank D. Guidone

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5:						For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2014.					☐	☐	☐
3.	To approve, on an advisory basis, the compensation of the named executive officers					☐	☐	☐
4.	To approve the 2013 Equity Incentive Plan.					☐	☐	☐
5.	To approve the Performance Incentive Plan.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000183218_1 R1.0.0.51160

ANNUAL MEETING OF SHAREHOLDERS OF MEASUREMENT SPECIALTIES, INC.
Thursday, September 19, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

PROXY
MEASUREMENT SPECIALTIES, INC.

Annual Meeting of Shareholders - Thursday, September 19, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE 2013 ANNUAL MEETING OF SHAREHOLDERS ON SEPTEMBER 19, 2013

The shares of common stock of Measurement Specialties, Inc. (the "Company") you are entitled to vote at the 2013 Annual Meeting of Shareholders will be voted as you specify.

By signing this proxy, you revoke all prior proxies and appoint Frank D. Guidone, Mark Thomson, or other designee, and each of them, with full power of substitution, to vote all shares you are entitled to vote on the matters shown on the reverse side, as directed in this proxy and, in their discretion, on any other matters which may come before the Annual Meeting and all postponements and adjournments.

This proxy, when properly executed, will be voted as directed, or if no direction is given, will be voted FOR the nominees for Director, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014, FOR approval of the advisory vote on executive compensation, FOR the 2013 Equity Incentive Plan and FOR the Performance Incentive Plan.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000183218_2 R1.0.0.51160